UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
ACELYRIN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ACELYRIN, INC.
4149 Liberty Canyon Road
Agoura Hills, California 91301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 7, 2024

Dear ACELYRIN, INC. Stockholders:

You are cordially invited to attend the 2024 annual meeting of stockholders (the “Annual Meeting”) of ACELYRIN, INC., a Delaware corporation (“we” or “us,” or the “Company”), which will be held on Friday, June 7, 2024 at 9:00 a.m. Pacific Time. The Annual Meeting will be virtual, held via live webcast, through which you can listen to the meeting, submit questions and vote online. There is no physical location for the Annual Meeting.

The Annual Meeting will be held for the following purposes:
1.To elect the three nominees named in the accompanying proxy statement (“Proxy Statement”) to serve as Class I directors until the 2027 Annual Meeting of Stockholders;
2.To ratify the Audit Committee of the Company’s Board of Directors’ selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and
3.To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Annual Meeting can be attended by visiting www.virtualshareholdermeeting.com/SLRN2024 and entering your 16-digit Control Number included in your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form sent to you. You may log-in to the Annual Meeting beginning at 8:45 a.m. Pacific Time, on Friday, June 7, 2024. Please refer to the additional logistical details and recommendations in the accompanying Proxy Statement.

The record date for the Annual Meeting is April 8, 2024. Only stockholders of record at the close of business on that date are entitled to notice and may vote at the Annual Meeting, or any adjournment or postponement thereof. A stockholder entitled to attend and vote at the Annual Meeting is entitled to appoint one or more proxies to attend and vote instead of him or her at the Annual Meeting, using the proxy card provided or using an electronic proxy card by telephone or via the internet in the manner described in the Proxy Statement. A proxy need not be a stockholder of record.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on June 7, 2024, at 9:00 a.m. Pacific Time via live webcast.

This Notice, the accompanying Proxy Statement and our 2023 Annual Report on Form 10-K
are available at www.proxyvote.com. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote in advance via the internet, telephone or mail.

By Order of the Board of Directors

/s/ Mina Kim

Mina Kim
Chief Legal and Administrative Officer and Corporate Secretary
City of Agoura Hills, California
April 22, 2024

You are cordially invited to attend our Annual Meeting via our virtual meeting platform. Whether or not you expect to attend the meeting, please vote over the telephone or the internet prior to the Annual Meeting as instructed in these materials, or if you receive a paper proxy card by mail, by completing and returning such proxy card promptly in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote at the Annual Meeting.

ACELYRIN, INC.
4149 Liberty Canyon Road
Agoura Hills, California 91301
PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
June 7, 2024
MEETING AGENDA

Proposals	Page	Voting Standard	Board Recommendation

Election of Directors	7
Plurality of the votes of the shares present or represented by proxy and entitled to vote in the election of directors. Only votes “For” will affect the outcome of the vote; “withhold” votes and broker non-votes will have no effect on the outcome of the vote.
			“For” each director nominee

Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2024	21	Affirmative vote of a majority of the votes cast on this matter, voting affirmatively or negatively (excluding abstentions and broker non-votes).	“For”

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of ACELYRIN, INC. (sometimes referred to as “we”, “us”, the “Company” or “ACELYRIN”) is soliciting your proxy to vote at the 2024 annual meeting of stockholders via live webcast (the "Annual Meeting"), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice, or request to receive a printed set of the proxy materials.
We intend to mail the Notice on or about April 22, 2024 to all stockholders of record entitled to vote at the Annual Meeting. The Notice contains instructions on how to access our proxy statement and our 2023 annual report on Form 10-K on the internet, instructions on how to vote via the internet or by telephone, instructions on how to request a paper copy of our proxy materials by mail, and how to register to attend the Annual Meeting.

Will I receive any other proxy materials by mail?

No, you will not receive any other proxy materials by mail unless you request, or had previously requested, a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address for the Annual Meeting, you may (i) visit www.ProxyVote.com, (ii) call 1-800-579-1639 or (iii) send an email to sendmaterial@proxyvote.com. Please have your proxy card or Notice in hand when you access the website or call and follow the instructions provided and, if sending an email, please include your control number (discussed below) in the subject line.

What am I voting on?
There are two matters scheduled for a vote:
•Election of three Class I directors (Proposal 1); and
•Ratification of the Audit Committee of our Board’s (the “Audit Committee”) selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 2).

What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How does the Board of Directors recommend I vote on these matters?
Our Board of Directors recommends a vote:

•“FOR” the election of each of Alan Colowick, Patrick Machado and Beth Seidenberg as Class I directors; and

•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.
How do I attend the Annual Meeting?
The Annual Meeting will be held through a live webcast at www.virtualshareholdermeeting.com/SLRN2024. There is no physical meeting location, and thus you will not be able to attend the Annual Meeting in person.
You are entitled to attend the Annual Meeting if you were a stockholder of record as of the close of business on April 8, 2024, the record date, or hold a valid proxy for the meeting. To be admitted to the Annual Meeting, you will need to visit

www.virtualshareholdermeeting.com/SLRN2024 and enter the 16-digit Control Number found next to the label “Control Number” on your Notice, proxy card or voting instruction form.
Whether or not you participate in the Annual Meeting, it is important that you vote your shares. Please refer to the Q&A “How do I vote?” below for further details.
If you attend the Annual Meeting via live webcast with a Control Number, you will be able to vote at the meeting and submit questions. We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately 15 minutes before the meeting on Friday, June 7, 2024.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 8, 2024 will be entitled to vote at the Annual Meeting. On the record date, there were 98,912,904 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 8, 2024 your shares were registered directly in your name with ACELYRIN’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, to ensure your vote is counted, we urge you to vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 8, 2024 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting, and may access the meeting and vote by logging in with your Control Number at www.virtualshareholdermeeting.com/SLRN2024. You may also vote prior to the Annual Meeting by logging in with the Control Number on your voting instruction form at www.proxyvote.com.
How do I vote?

For Proposal 1, you may either vote “For” the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For Proposal 2, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting, or vote in advance by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote during the Annual Meeting even if you have already voted by proxy.
•To vote during the Annual Meeting, if you are a stockholder of record as of the record date, follow the instructions at www.virtualshareholdermeeting.com/SLRN2024. You will need to enter the 16-digit Control Number found on your Notice or proxy card.
•To vote prior to the Annual Meeting (until 11:59 p.m. Eastern Time on June 6, 2024), you may vote via the Internet at www.proxyvote.com; by telephone; or by completing and returning their proxy card or voting instruction form, as described below.
•To vote through the internet prior to the Annual Meeting, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the company number and Control Number from the Notice or proxy card. Your internet vote must be received by 11:59 p.m. Eastern Time on June 6, 2024 to be counted.
•To vote over the telephone, dial the number provided on the Notice or proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and Control Number from your Notice or proxy card. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 6, 2024 to be counted.
•To vote using the proxy card that may be requested, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form from that organization rather than from ACELYRIN. To vote prior to the meeting, simply follow the voting instructions in the Notice to ensure that your vote is counted. You may access and vote at the Annual Meeting by logging in with your Control Number on your voting instruction form at www.virtualshareholdermeeting.com/SLRN2024.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 8, 2024.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director and “For” the ratification of the selection by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. If any other matter is properly presented at the meeting, your proxyholder will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. All brokers registered as members with the NYSE are subject to NYSE rules and, accordingly, the NYSE rules apply to the voting of all shares held in a brokerage account, including shares of a company like ours listed on the Nasdaq Stock Market (“Nasdaq”). In this regard, Proposal 1 is considered to be “non-routine” under such rules, meaning that your broker may not vote your shares on this proposal in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under such rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

Will a list of record stockholders as of the record date be available?
For the ten days ending the day prior to the Annual Meeting, a list of our stockholders of record as of the close of business on the record date will be available for examination by any stockholders of record for a legally valid purpose at our corporate headquarters during regular business hours.
Where can we get technical assistance?
If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page.
For the Annual Meeting, how do we ask questions of management and the Board?
We plan to have a Q&A session at the Annual Meeting and include stockholder questions relevant to our business, if allotted time permits. Stockholders may submit questions during the Annual Meeting after logging in with your Control Number through www.virtualshareholdermeeting.com/SLRN2024.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on all Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card, dated with a later date.
•You may grant a subsequent proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to ACELYRIN’s Corporate Secretary at 4149 Liberty Canyon Road, Agoura Hills, California 91301.
•You may vote online during the Annual Meeting. Simply attending the Annual Meeting without voting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided to you by your broker, bank or other agent.
When are stockholder proposals due for next year’s Annual Meeting?
Our stockholders may submit proposals on matters appropriate for stockholder action at annual stockholder meetings in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For such proposals to be included in our proxy materials relating to our 2025 annual meeting of stockholders (the “2025 Annual Meeting”), all applicable requirements of Rule 14a-8 must be satisfied and your proposal must be submitted in writing by December 23, 2024 to our Corporate Secretary at 4149 Liberty Canyon Road, Agoura Hills, California 91301.

However, if the 2025 Annual Meeting is not held between May 8, 2025 and July 7, 2025, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials.
If you wish to submit a proposal or nominate a director at the 2025 Annual Meeting but you are not requesting that your proposal or nomination be included in our proxy materials for the 2025 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act, your proposal or nomination must delivered to and received by our Corporate Secretary, in writing, at 4149 Liberty Canyon Road, Agoura Hills, California 91301 not later than the close of business on March 9, 2025 nor earlier than February 7, 2025. However, if the 2025 Annual Meeting is not held between May 8, 2025 and August 16, 2025, then your proposal or nomination must be delivered to and received by the Company’s Corporate Secretary, in writing, not earlier than the 120th day prior to the 2025 Annual Meeting and not later than the later of the close of business on the 90th day prior to the 2025 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2025 Annual Meeting is first made by us. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairperson of the 2025 Annual Meeting may determine, if the facts warrant, that a matter has not been properly brought before the 2025 Annual Meeting and, therefore, may not be considered at the 2025 Annual Meeting. In addition, as to any proposal that a stockholder intends to present at the 2025 Annual Meeting (other than by inclusion in our proxy materials for the 2025 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act), the proxy solicited by our Board for the 2025 Annual Meeting will confer discretionary voting authority with respect to (i) any proposal for which we have not been provided with timely notice pursuant our bylaws and (ii) any proposal for which we have been provided with timely notice pursuant to our bylaws, unless the stockholder solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) of the Exchange Act.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold,” and broker non-votes; and, with respect to Proposal 2, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions and broker non-votes will have no effect and will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to “routine” matters but does not vote on “non-routine” matters because you did not provide voting instructions on these matters. These un-voted shares with respect to “non-routine” matters are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” under NYSE stock exchange rules and we therefore expect some broker non-votes on this proposal.
How many votes are needed to approve each proposal?
For Proposal 1, the election of directors, the three nominees receiving the most “For” votes from the holders of shares present or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome of the vote. “Withhold” votes and broker non-votes will each have no effect on the outcome.
To be approved, Proposal 2, the ratification of the selection by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, must receive “For” votes from a majority of the votes cast on Proposal 2, voting affirmatively or negatively (excluding abstentions and broker non-votes). Accordingly, abstentions will have no effect on Proposal 2. Since brokers have authority to vote on your behalf with respect to Proposal 2 as a "routine" matter, we do not expect broker non-votes on Proposal 2.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote are present at the Annual Meeting virtually or represented by proxy. On the record date, there were 98,912,904 shares of common stock outstanding and entitled to vote. Thus, the holders of 49,456,453 shares must be present in person or virtually or represented by proxy at the Annual Meeting to have a quorum.
Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or the holders of a majority of the voting power of the shares present at the meeting or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us within four business days after the meeting, we intend to first file a Form 8-K publishing preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board is divided into three classes and each class has a three-year term, the terms of office of the respective classes expiring in successive years. Vacancies on the Board may only be filled by the affirmative vote of a majority of the remaining directors then in office, and not by our stockholders. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified or such director’s earlier death, resignation or removal.
The Board presently has nine members. There are three directors in Class I whose term of office expires at the 2024 Annual Meeting: Messrs. Colowick and Machado and Ms. Seidenberg. Each nominee is a current director, originally elected as a member of our Board prior to our initial public offering (“IPO”) pursuant to a voting agreement entered into with certain of our stockholders that then terminated in May 2023 upon completion of our IPO. Each nominee has been nominated for re-election by the Board, at the recommendation of the Nominating and Corporate Governance Committee of the Board (the "Governance Committee"). If elected at the Annual Meeting, each of these nominees would serve until the 2027 Annual Meeting and until his or her successor has been duly elected and qualified or, if sooner, until the director’s death, resignation or removal.
Directors are elected by a plurality of the votes of the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by our Board. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
Our corporate governance guidelines encourage our Board, including each nominee for director, to attend our annual meetings.
Nominees to the Board of Directors
The nominees and their ages as of April 22, 2024, the class in which they are being nominated, Committee memberships and length of Board service are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our Board at this time.

Name of Director Nominee	Class	Age	Position	Director Since

Alan Colowick, M.D., M.P.H.(1)	I	62	Director	November 2021

Patrick Machado, J.D.(1)(2)	I	60	Director	April 2021

Beth Seidenberg, M.D.	I	67	Director	October 2020
(1)Member of the Compensation Committee
(2)Chair of the Audit Committee
Alan Colowick, M.D., M.P.H. has served as a member of our Board since November 2021. Dr. Colowick has served as managing director at Matrix Capital Management Company, L.P., an investment management firm, since April 2021. From May 2017 to January 2021, Dr. Colowick served as a Partner at Sofinnova Investment, Inc., a clinical stage life sciences venture capital firm. Prior to that, Dr. Colowick held various positions, including Executive Vice President, at Celgene Corporation, a pharmaceutical company, from February 2010 to April 2017. Dr. Colowick served as the Chief Executive Officer of Gloucester Pharmaceuticals Inc., an early-stage cancer pharmaceutical company, from February 2008 until its acquisition by Celgene Corporation in January 2010. From October 2006 to February 2008, Dr. Colowick served as President, Oncology at Geron Corporation (Nasdaq: GERN), a pharmaceutical company. Earlier in his career, Dr. Colowick served as Chief Medical Officer at Threshold Pharmaceuticals Inc., a biotechnology company, and served in various capacities at Amgen Inc. (Nasdaq: AMGN), a biopharmaceutical company. Dr. Colowick currently serves on the board of directors of ReCode Therapeutics, Inc. since June 2022, Alumis Inc. since January 2022, XyloCor Therapeutics,

Inc. since October 2018, InCarda Therapeutics, Inc. since October 2017, Teon Therapeutics, Inc. since February 2021, Solve Therapeutics, Inc. since October 2022 and Anumana, Inc. since April 2022. He previously served as executive chair and chair of the board of directors of Principia Biopharma Inc. (Nasdaq: PRNB, acquired by Sanofi in September 2020) from February 2017 to September 2020, the chairman of the board of directors of VelosBio Inc. from September 2018 to December 2020, a director of AC Immune SA (Nasdaq: ACIU) from March 2021 to June 2023, a director of Personalis, Inc. (Nasdaq: PSNL) from May 2019 to June 2023, a director of Harpoon Therapeutics, Inc. (Nasdaq: HARP) from March 2021 to June 2023 and a director of Human Longevity, Inc. from June 2016 to June 2019. Dr. Colowick holds an M.D. from Stanford University School of Medicine, an M.P.H. from the Harvard School of Public Health, and a B.S. in Molecular Biology from the University of Colorado. We believe that Dr. Colowick’s extensive professional experience, as well as financial understanding of the biotechnology industry, provide him with the qualifications and skills to serve on our Board.
Patrick Machado, J.D. has served as a member of our Board since May 2021. Mr. Machado was a co-founder of Medivation, Inc., a biopharmaceutical company, and served as its chief business officer from December 2009 to April 2014 and as its chief financial officer from December 2004 until his retirement in March 2014. From 1998 to 2001, Mr. Machado worked with ProDuct Health, Inc., a medical device company, as senior vice president, chief financial officer and earlier as general counsel. Upon ProDuct Health Inc.’s acquisition by Cytyc Corporation, a diagnostic and medical device company, he served as a consultant to Cytyc Corporation to assist with transitional matters from 2001 to 2002. Earlier in his career, Mr. Machado worked for Morrison & Foerster LLP, an international law firm, and for the Massachusetts Supreme Judicial Court. Mr. Machado also serves as chair of the board of directors of Adverum Biotechnologies, Inc., a publicly traded company, since March 2017 and as a member of the board of directors of Arcus Biosciences, Inc., a publicly traded company, since December 2019, and Xenon Pharmaceuticals, Inc., a publicly traded company, since November 2020. Mr. Machado also serves on the board of Chimerix, Inc., a publicly traded company, since June 2014, from which he has announced his expected retirement and resignation effective as of the date of their next annual meeting, scheduled for June 20, 2024. Mr. Machado previously served on the board of directors of public traded companies such as Turnstone Biologics Inc. from August 2018 to April 2024, Turning Point Therapeutics, Inc. from May 2019 to September 2022, Endocyte, Inc. from February 2018 to December 2018, Axovant Sciences, Inc. from June 2017 to February 2018, SCYNEXIS, Inc. from September 2015 to June 2019, Medivation, Inc. from April 2014 to September 2016; Inotek Pharmaceuticals Corporation (now Rocket Pharmaceuticals, Inc.) from August 2016 to January 2018 and Principia Biopharma Inc. from June 2019 to September 2020; and on the board of directors of privately held companies such as Roivant Sciences, Ltd. from October 2016 to June 2022, and Therachon AG from January 2019 to July 2019. He received a J.D. from Harvard Law School and a B.A. in German and a B.S. in Economics from Santa Clara University. We believe that Mr. Machado’s extensive experience dealing with the operational and financial issues of biopharmaceutical companies provide him with the qualifications and skills to serve on our Board.
Beth Seidenberg, M.D. has served as a member of our Board since October 2020. Dr. Seidenberg is the managing director of Westlake Village BioPartners, a venture capital firm that focuses on life sciences that she founded in September 2018. Dr. Seidenberg is also a General Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, where she has primarily focused on life sciences investing since May 2005. Dr. Seidenberg was previously the Senior Vice President, Global Development and Chief Medical Officer at Amgen, Inc., a biotechnology company from January 2002 to December 2004. In addition, Dr. Seidenberg was a senior executive in research and development at Bristol Myers Squibb Company, a biopharmaceutical company, from April 2000 to January 2002 and held various roles at Merck & Co. Inc. from June 1989 to March 2000, including as a senior executive in research and development. Dr. Seidenberg has served on the board of directors of publicly traded companies, including Progyny, Inc., a fertility benefit management company, since May 2010, Sagimet Biosciences, a biotechnology company, since September 2018, Kyverna Therapeutics, Inc., a biopharmaceutical company since September 2018 and Vera Therapeutics, Inc., a biopharmaceutical company, since June 2016. Dr. Seidenberg formerly served on the board of directors of TESARO, Inc., a publicly traded biopharmaceutical company, from June 2011 to February 2018, RAPT Therapeutics, Inc., from April 2015 to June 2019, ARMO BioScience Inc. from December 2012 to June 2018, Epizyme, Inc. from February 2008 to September 2019, and Atara Biotherapeutics, Inc. from August 2012 to June 2023. Dr. Seidenberg holds a B.A. from Barnard College and an M.D. from the University of Miami School of Medicine and completed her post-graduate training at The Johns Hopkins University, George Washington University and the National Institutes of Health. We believe that Dr. Seidenberg is qualified to serve on our Board due to her extensive experience in the life sciences industry as a senior executive and venture capitalist, as well as her training as a physician.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Continuing Directors
Continuing directors, and their ages as of April 22, 2024, the class in which they belong, committee memberships and length of Board service are provided in the table below. Additional biographical descriptions of each director are set forth in the text below the table.

Name of Director Nominee	Class	Age	Position	Director Since

Bruce C. Cozadd(1)	II	60	Chair of the Board	March 2022

Dan Becker, M.D., Ph.D.(1)	II	49	Director	September 2022

Dawn Svoronos(2)(3)	II	70	Director	December 2022

Henry O. Gosebruch(3)	III	51	Director	March 2023

Shao-Lee Lin, M.D., Ph.D.	III	57	Founder, Chief Executive Officer and Director	July 2020

Lynn Tetrault, J.D.(4)	III	61	Director	December 2023
(1)Member of the Governance Committee
(2)Chair of the Governance Committee
(3)Member of the Audit Committee
(4)Chair of the Compensation Committee
Bruce C. Cozadd has served as a member of our Board since March 2022. In January 2023, Mr. Cozadd assumed the role of chair of our Board. Mr. Cozadd co-founded Jazz Pharmaceuticals plc, a public biopharmaceutical company, and has served as Chairperson and Chief Executive Officer of Jazz Pharmaceuticals plc since April 2009 and from October 2019 through March 2020, he served as the interim principal financial officer of Jazz Pharmaceuticals plc. From 1991 until 2001, he held various positions with ALZA Corporation, a pharmaceutical company acquired by Johnson & Johnson, most recently as Executive Vice President and Chief Operating Officer, with responsibility for research and development, manufacturing and sales and marketing. Previously at ALZA Corporation, he held the roles of Chief Financial Officer and Vice President, Corporate Planning and Analysis. Mr. Cozadd also serves on the board of Biotechnology Innovation Organization, a biotechnology trade association, where he serves on its Health Section Governing Board. He also serves on the boards of two non-profit organizations, The Nueva School and SFJAZZ. Mr. Cozadd previously served on the boards of directors of Cerus Corporation from 2001 to January 2018 and Threshold Pharmaceuticals, Inc. from 2005 to August 2017. He received a B.S. in molecular biophysics & biochemistry and economics from Yale University and an M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Cozadd’s education and extensive experience in research and development, manufacturing and sales and marketing makes him an appropriate member of our Board.
Dan Becker, M.D., Ph.D. has served as a member of our Board since September 2022. He currently serves as a Managing Director at Access Biotechnology, the biopharmaceutical investing arm of Access Industries, a privately held US-based industrial group, since August 2019. Previously, Dr. Becker served as a Principal at New Leaf Venture Partners, a venture capital firm, from January 2015 to May 2019, and a Principal in the Health Care practice at the Boston Consulting Group, from August 2009 to January 2015. Dr. Becker trained clinically in internal medicine and nephrology at Brigham and Women’s Hospital and Massachusetts General Hospital, and was a Research Fellow at Harvard Medical School. Since December 2019, Dr. Becker has served on the board of directors of Day One Biopharmaceuticals, Inc. Previously, Dr. Becker served on the boards of directors of Principia Biopharma Inc., a publicly traded company, from January 2017 to September 2020 and Pandion Therapeutics, Inc., a publicly traded company, from March 2020 to March 2021. He obtained both his M.D. and Ph.D. (Cellular and Molecular Biology) degrees from the University of Michigan, and received his B.S. in Physiology from the University of Illinois at Urbana-Champaign. We believe that Dr. Becker is qualified to serve on our Board because of his medical training and expertise in early stage biotech companies.
Dawn Svoronos has served as a member of our Board since December 2022. Ms. Svoronos sits on the board of directors of several publicly-traded biopharmaceutical companies, including Adverum Biotechnologies since December 2020, Xenon Pharmaceuticals Inc. since September 2016, and Theratechnologies Inc. since May 2013, where she is currently the chair of its board of directors. Since January 2015, she has served as a director of AgNovos Healthcare LLC. Ms. Svoronos previously served as a director of PTC Therapeutics, Inc. from June 2016 to December 2022, Global Blood Therapeutics, Inc. from December 2018 to October 2022, Endocyte, Inc. from May 2018 to December 2018, and Medivation Inc. from

April 2013 to September 2016. Ms. Svoronos retired in 2011 from Merck & Co., Inc. following a 23-year career in commercial positions of increasing seniority, most recently as President of Europe and Canada. Her previously held positions with Merck include Vice President of Asia Pacific and Vice President of Global Marketing for the Arthritis, Analgesics and Osteoporosis franchise. Ms. Svoronos received a B.A. in English and French Literature from Carleton University. We believe that Ms. Svoronos is qualified to serve as a director because of her experience in commercialization of pharmaceutical products and her senior management experience in the pharmaceutical industry.
Henry O. Gosebruch has served as a member of our Board since March 2023. Mr. Gosebruch currently serves as the President, Chief Executive Officer and a member of the board of directors of Neumora Therapeutics, Inc., a publicly traded biopharmaceutical company, since July 2023. Mr. Gosebruch served as executive vice president and chief strategy officer at AbbVie Inc., a global publicly traded biopharmaceutical company, from December 2015 to February 2023. As a member of AbbVie’s Executive Team, he was responsible for corporate strategy, business development and acquisitions, search and evaluation, alliance management, and the company’s corporate strategic venture capital arm, AbbVie Ventures. Prior to joining AbbVie, Mr. Gosebruch spent more than 20 years as a member of J.P. Morgan’s North American M&A Group, most recently as its co-head. Mr. Gosebruch also served on the Audit, Science and Medicine, Compensation and Management Development and Transaction Committees of the Board of Directors of Aptinyx Inc., a publicly traded biopharmaceutical company, from May 2019 to May 2023. Mr. Gosebruch currently serves as a member of the Advisory Board for the Life Sciences & Management Program at the University of Pennsylvania. Mr. Gosebruch received a BSE in Finance from the Wharton School at the University of Pennsylvania, and is a Certified Public Accountant (CPA) in Illinois. We believe Mr. Gosebruch’s experience in the pharmaceutical industry makes him well qualified to serve as a member of our Board.
Shao-Lee Lin, M.D., Ph.D. is our Founder and Chief Executive Officer and has served as a member of our Board since July 2020. She currently serves as a director of Surrozen, Inc. since January 2021, which is a publicly-traded company, and previously served as a director of Third Harmonic Bio, Inc., a publicly traded company, from September 2020 to January 2023 and Principia Biopharma Inc., a publicly traded company, from April 2019 to September 2020. She is also a trustee of the board of Lake Forest College. From January 2018 to January 2020, Dr. Lin served as the Executive Vice President, Head of Research and Development, and Chief Scientific Officer at Horizon Therapeutics Public Limited Company, which is a biopharmaceutical company that was acquired by Amgen in 2023. Prior to that, she held multiple positions including at the corporate officer level within AbbVie Inc., which is a biotechnology company, most recently leading Therapeutic Areas, Development Excellence and International Development and initially as Vice President, Global Immunology and Renal Development from March 2015 to December 2017. Prior to AbbVie, Dr. Lin served as Vice President, Inflammation and Respiratory Development at Gilead Sciences Inc. from August 2012 to February 2015 and served in various roles of increasing responsibility at Amgen Inc. from April 2004 to August 2012. Dr. Lin has been faculty as a Clinical Scholar at The Rockefeller University and adjunct faculty at the medical schools of Cornell University, The University of California, Los Angeles (UCLA), Stanford University and Northwestern University. Dr. Lin received an M.D. and Ph.D. from The Johns Hopkins University School of Medicine as a part of the National Institutes of Health-sponsored medical scientist training program and a bachelor’s degree in chemical engineering and biochemistry from Rice University. We believe that Dr. Lin’s scientific and medical expertise, as well as her industry, academic and leadership roles, and her knowledge of the Company as founder and Chief Executive Officer, makes her well qualified to serve on our Board.
Lynn Tetrault, J.D. has served as a member of our Board since December 2023. Ms. Tetrault currently serves as the Chair of the board of directors of NeoGenomics, Inc., and has been a member of its board of directors since 2015. Ms. Tetrault has also served as a member of the board of directors of Rhythm Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, since 2020. Previously, Ms. Tetrault served in a variety of executive roles at AstraZeneca PLC from 1993 to 2014 including most recently as Executive Vice President of Human Resources and Corporate Affairs from 2007 to 2014. Ms. Tetrault has a B.A. from Princeton University and a J.D. from the University of Virginia Law School. We believe Ms. Tetrault’s decades of experience in the pharmaceutical industry makes her well qualified to serve as a member of our Board.

Board Diversity
The Board Diversity Matrix, below, provides the diversity statistics for our Board.

Board Diversity Matrix (As of March 31, 2024)
Total Number of Directors	9
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	5	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	2
Did Not Disclose Demographic Background	1

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under The Nasdaq Stock Market ("Nasdaq") listing standards (“Nasdaq Listing Rules”), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq Listing Rules, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, our senior management or our independent auditors, and all other facts and circumstances our Board deemed relevant including the beneficial ownership of our common stock, our Board has affirmatively determined that none of our directors, other than Dr. Lin, has any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under Nasdaq Listing Rules. Our Board has determined that Dr. Lin is not an independent director by virtue of her service as our Founder and Chief Executive Officer. Accordingly, a majority of our directors are independent as required under applicable Nasdaq Listing Rules.
Board Leadership Structure
The Board has an independent chair, Mr. Cozadd, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas, and to coordinate the activities of the independent directors. Accordingly, the Board Chair has substantial ability to shape the work of the Board. We believe that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of us and our stockholders. As a result, we believe that having an independent Board Chair can enhance the effectiveness of the Board as a whole.
Director Commitments
Our Board believes that all members of the Board should have sufficient time and attention to devote to Board duties and to otherwise fulfill the responsibilities required of directors. In assessing whether directors and nominees for director have sufficient time and attention to devote to Board duties, the Governance Committee and our Board consider, among other things, whether directors may be “overboarded,” which refers to the situation where a director serves on an excessive number of boards.
Our Board believes that each of our directors, including each of our director nominees, has demonstrated the ability to devote sufficient time and attention to Board duties and to otherwise fulfill the responsibilities required of directors.
Role of the Board of Directors in Risk Oversight
One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through the standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us.
Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment is undertaken and the execution of internal controls. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of our Sarbanes-Oxley Act ("SOX") compliance. Audit Committee responsibilities also include oversight of cybersecurity risk management, and, to that end, the Audit Committee discusses cybersecurity and IT risk management periodically with management as part of standing meeting agendas. Our Governance Committee monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the entire Board or the applicable committee of the Board, meets periodically, and at least annually, with the employees responsible for risk management in the committees’ respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from management as to various risk management topics, as well as incident reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board.
Meetings of the Board of Directors
The Board met thirteen times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.
As required under applicable Nasdaq listing standards, in fiscal 2023, our independent directors met eight times in regularly scheduled executive sessions at which only independent directors were present.
Information Regarding Committees of the Board of Directors
The Board has established three standing committees: an Audit Committee, a Compensation Committee and a Governance Committee. Members serve on these committees until their resignation or until otherwise determined by our Board. Our Board may establish other committees as it deems necessary or appropriate from time to time, for example it has established a Transaction Committee. Copies of the written charters of each standing committee are available in the "Corporate Governance" section of our investor relations website at https://investors.acelyrin.com. The following table provides membership and meeting information for the year ended December 31, 2023 for each of these standing committees:

Name	Audit(1)	Compensation(1)	Nominating and Corporate Governance(1)

Bruce C. Cozadd			X
Dan Becker, M.D., Ph.D.			X
Alan Colowick, M.D., M.P.H.		X
Henry O. Gosebruch	X
Shao-Lee Lin, M.D., Ph.D.
Patrick Machado, J.D.	X*	X
Beth Seidenberg, M.D.
Dawn Svoronos	X		X*
Lynn Tetrault, J.D.		X*

Total meetings in fiscal year 2023	6	7	3
*Designates Committee Chairperson
(1)Reflects current committee composition. Committee composition was revised in March 2023 in anticipation of our IPO and revised further in September 2023 and April 2024. Ms. Tetrault joined the Compensation Committee in December 2023 at the time she was appointed to the Board.
Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.
The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.
Audit Committee
Our Audit Committee currently consists of Patrick Machado, Henry Gosebruch and Dawn Svoronos, each of whom our Board has determined satisfies the independence requirements under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the

Exchange Act. The chair of our Audit Committee is Mr. Machado. Our Board has determined that each of Messrs. Machado and Gosebruch is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements.
The primary purpose of the Audit Committee is to discharge the responsibilities of our Board with respect to our corporate accounting and financial reporting processes, systems of internal control over financial reporting and financial-statement audits, and to oversee our independent registered accounting firm. Specific responsibilities of our Audit Committee include:
•helping our Board oversee our corporate accounting and financial reporting processes;
•managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•discussing the scope and results of audits with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
•overseeing legal, accounting, financial and cybersecurity risk management;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing and overseeing related person transactions;
•obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes their internal quality control procedures, among other matters; and
•approving, or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.
Typically, the Audit Committee holds regularly scheduled meetings on at least a quarterly basis. The Audit Committee met six times during the fiscal year. The Audit Committee operates under a written charter that is designed to satisfy applicable Nasdaq Listing Rules.
Report of the Audit Committee of the Board of Directors(1)
The Audit Committee has reviewed and discussed the consolidated audited financial statements for the fiscal year ended December 31, 2023 with management of the Company. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the consolidated audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

The Audit Committee
Mr. Patrick Machado, Chair
Mr. Henry Gosebruch
Ms. Dawn Svoronos
(1) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
Our Compensation Committee currently consists of Lynn Tetrault, Alan Colowick and Patrick Machado. The chair of our Compensation Committee is Ms. Tetrault. Our Board has determined that each member of our Compensation Committee is independent as is defined under Rule 5605(d)(2) of the Nasdaq Listing Rules.
The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, other members of senior management and our directors. Specific responsibilities of our Compensation Committee include:
•establishing and approving (or recommending our Board approve) our overall compensation philosophy for our executive officers and directors;

•reviewing the compensation of our Chief Executive Officer and recommending such to our Board for approval;
•reviewing and approving the compensation of our executive officers other than our Chief Executive Officer (and other members of senior management in its discretion);
•reviewing and approving the compensation paid to our directors;
•adopting, amending, terminating and administering our incentive compensation plans, including, without limitation, bonus plans and equity-based programs, and such other benefit plans as designated from time to time by the Board;
•reviewing, and recommending to the Board for approval, employment agreements, severance or termination arrangements, change-in-control protections and other compensatory contracts or arrangements, including any material modifications thereto, with the Chief Executive Officer;
•reviewing and approving employment agreements, severance or termination arrangements, change-in-control protections and other compensatory contracts or arrangements, including any material modifications thereto, with our executive officers other than the Chief Executive Officer (and other members of senior management in its discretion);
•adopting, amending, and terminating pension and profit sharing plans, incentive plans, deferred compensation plans and similar programs, including perquisites pertaining to our executive officers; and
•reviewing the plans for succession to the offices of (i) the Chief Executive Officer and (ii) other executive officers, together with the Board and the Chief Executive Officer.
The Compensation Committee met seven times during the 2023 fiscal year. The Compensation Committee operates under a written charter that is designed to satisfy applicable Nasdaq Listing Rules.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee holds regularly scheduled meetings several times per year. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management and our outside compensation consultants. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to present financial, equity, market comparative or other background information or advice, or to otherwise participate in Compensation Committee meetings.
The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding her compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Aon Consulting, Inc., through its Aon Human Capital Solutions subdivision (“Aon”) until subsequently engaging Meridian Compensation Partners ("Meridian") in July 2023. Our Compensation Committee originally identified Aon based on Aon’s consulting experience and general reputation in the industry and then selected Meridian after the Company’s IPO based on a competitive bid process considering factors including key competencies, technical resources, consulting experience, and industry reputation. The Compensation Committee requested that Aon:
•evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals;
•assist in refining our compensation strategy in connection with our transition to a public company, and developing and implementing an executive compensation program to execute that strategy; and
•ensure our compensation strategy adheres to market best practices.
As part of its engagement of Aon, the Compensation Committee directed Aon to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Aon ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Aon and management, the Compensation Committee approved modified versions of its recommendations.
Following our IPO, the Compensation Committee engaged Meridian. The Compensation Committee requested that Meridian:
•evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals;
•assist the Compensation Committee in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy; and
•assist the Compensation Committee in formulating strategies for fostering retention and strengthening alignment of compensation with the achievement of specific strategic milestones and stockholder value creation in light of the Company’s stock price relative to the exercise prices of options outstanding awarded earlier in 2023.
Historically, the Board or the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year, including for example, in connection with our IPO in 2023. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of her performance is conducted by the Compensation Committee, which determines and then recommends to the Board any adjustments to her compensation as well as awards to be granted. As part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation

Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the compensation consultants.
Compensation Committee Interlocks and Insider Participation
As noted above, our Compensation Committee consists of Ms. Tetrault (Chair), Mr. Colowick and Mr. Machado. None of the members of the Compensation Committee is currently, or has been at any time, one of our officers or employees. During 2023, no member of our Compensation Committee or any of our executive officers has or had a relationship that would constitute an interlocking relationship, as defined under applicable SEC rules, with executive officers or directors of another entity.
Please refer to the section of this proxy statement entitled "Transactions with Related Persons and Indemnification” for information concerning certain transactions involving members of the Compensation Committee.
Nominating and Corporate Governance Committee
Our Governance Committee consists of Dawn Svoronos, Dan Becker and Bruce Cozadd. The chair of our Governance Committee is Ms. Svoronos. Our Board has determined that each member of the Governance Committee is independent as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules.
Specific responsibilities of our Governance Committee include:
•identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our Board;
•considering and making recommendations to our Board regarding the composition and chairmanship of the committees of our Board;
•reviewing and assessing the adequacy of the corporate governance guidelines and, as appropriate, recommending any proposed changes to the Board; and
•overseeing the process for the performance evaluations to be performed by the Board and Board committees.
Typically, the Governance Committee holds regularly scheduled meetings several times per year. The Governance Committee met three times during the 2023 fiscal year. The Governance Committee operates under a written charter that satisfies applicable Nasdaq Listing Rules.
Board Membership Criteria
The Board and the Governance Committee will determine the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. The Board considers recommendations for nominees from the Governance Committee. In considering candidates, the Board and the Governance Committee intend to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, having a diverse personal background, perspective and experience, and having the commitment to rigorously represent the long-term interests of our stockholders. The Board and the Governance Committee review candidates for director nomination in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Board and the Governance Committee will consider diversity, age, skills, and such other factors as each deems appropriate given the current needs of us and our Board to maintain a balance of knowledge, experience and capability. With regard to diversity, we are committed to seeking to attain diversity and balance among directors of race, gender, sexual orientation, geography, thought, viewpoints, backgrounds, skills, experience, and expertise. Accordingly, as part of the director search process, the Governance Committee will endeavor to consider qualified candidates, including candidates who self identify their gender as female and candidates from underrepresented communities, in each case who meet the relevant business and search criteria. The Governance Committee assesses the effectiveness of its diversity policy through its periodic evaluation of the composition of the full board of directors.
In the case of incumbent directors whose terms of office are set to expire, the Board and the Governance Committee review such directors’ overall service to us and our business during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence, including share ownership or other factors. In the case of new director candidates, the Board and the Governance Committee also determine whether the nominee must be independent for purposes of satisfying Nasdaq rules and regulations.
The Governance Committee will consider director candidates recommended by stockholders. The Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Governance Committee at the following address: 4149 Liberty Canyon Road, Agoura Hills, California 91301 in accordance with the timeline outlined in the section entitled “When are stockholder proposals due for next year’s Annual Meeting?” under the heading “Questions and Answers About These Proxy Materials and Voting.” Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
NON-EMPLOYEE DIRECTOR COMPENSATION
The following table presents the compensation awarded to or earned by or paid to all individuals who served as non-employee directors during the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)(4)	Total ($)
Bruce C. Cozadd	69,030	321,455	390,485
Dan Becker, M.D., Ph.D.	29,637	321,455	351,092
Henry O. Gosebruch(5)	41,879	976,798	1,018,677
Patrick Machado J.D.	80,740	321,455	402,195
Beth Seidenberg, M.D.	28,054	321,455	349,509
Dawn Svoronos	55,215	321,455	376,670
Lynn Tetrault(6)	1,822	480,440	482,262
Alan Colowick(7)	—	—	—

(1)Pursuant to director compensation arrangements that were in place during 2023 prior to our IPO, Mr. Cozadd was entitled to an annual stipend of $50,000 for his board service and each of Mr. Machado and Ms. Svoronos were entitled to an annual stipend of $34,000, prorated for their respective terms of service, paid on a quarterly basis.
(2)Amounts reflect the full grant-date fair value of stock options granted during 2023 computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the non-employee directors.
(3)As of December 31, 2023, the aggregate number of shares underlying outstanding options to purchase shares of our common stock held by our non-employee directors are set forth in the table below. None of our non-employee directors otherwise held unvested stock awards as of December 31, 2023.

Name	Number of Shares Underlying Options (#)
Bruce C. Cozadd	206,677
Dan Becker, M.D., Ph.D.	23,243
Alan Colowick, M.D., M.P.H.	—
Henry O. Gosebruch	155,450
Patrick Machado, J.D.	178,691
Beth Seidenberg, M.D.	23,243
Dawn Svoronos	178,693
Lynn Tetrault, J.D.	89,955

(4)In May 2023, in connection with our IPO, we granted each of Mr. Cozadd, Dr. Becker, Mr. Machado, Dr. Seidenberg and Ms. Svoronos an option to purchase 23,243 shares of our common stock. Each option has an exercise price of $18.00 per share and vests monthly over three years, subject to the recipient’s continued service with us.
(5)Mr. Gosebruch joined our Board on March 17, 2023.
(6)Ms. Tetrault joined our Board on December 18, 2023.
(7)Mr. Colowick elected not to receive any compensation for his service as a director in 2023.
Our Founder & Chief Executive Officer Dr. Lin also served on our Board during 2023, but did not receive any additional compensation for her service as a director. See the section titled “Executive Compensation” for more information regarding the compensation earned by Dr. Lin. In addition, Dr. Colowick elected not to receive any compensation for his service as a director in 2023.
Non-Employee Director Compensation Policy
Our Board adopted our non-employee director compensation policy effective May 4, 2023, applicable to our eligible non-employee directors. This compensation policy provides that each such non-employee director will receive the following compensation for service on our Board:
•an annual cash retainer of $40,000;
•an additional annual cash retainer of $30,000 for service as non-executive chair of the Board;
•an additional annual cash retainer of $9,000, $7,500 and $5,000 for service as a member of the Audit Committee, Compensation Committee and Governance Committee, respectively;
•an additional annual cash retainer of $18,750, $15,000 and $10,000 for service as chair of the Audit Committee, chair of the Compensation Committee and chair of the Governance Committee, respectively (in lieu of the committee member retainer above);
•an initial option grant to purchase shares of our common stock with an aggregate grant date value of $600,000, vesting in 36 equal monthly installments; and
•an annual option grant to purchase shares of our common stock with an aggregate grant date value of $300,000, vesting on the one-year anniversary of the grant date or, if earlier, on the day immediately preceding the next annual meeting of stockholders. Annual grants will be prorated for each non-employee director who is first elected or appointed to the Board less than one year prior to the annual stockholder meeting. Annual grants will be made on the date of each of our annual stockholder meetings.
The annual cash compensation amounts were pro-rated for the year ended December 31, 2023 to reflect the number of days remaining in 2023 following the compensation policy's effective date.
The number of shares underlying each non-employee director option grant is determined by us using a Black-Scholes methodology and its customary assumptions therefor. The vesting of each grant (including upon a change in control, as described below) is subject to the applicable director’s continuous service with us as of the applicable vesting date. Each of the options granted to our non-employee directors under the compensation policy, or otherwise, that are unvested as of the occurrence of a change in control (as defined in our 2023 Equity Incentive Plan (“2023 Plan”)) will automatically become fully vested immediately prior to such change in control. Each option grant described above will be granted under our 2023 Plan. Prior to our IPO, all non-employee option grants were granted under our 2020 Stock Option and Grant Plan (“2020 Plan”).
Pursuant to the compensation policy, beginning in fiscal year 2024, the compensation described above, with respect to any fiscal year after 2023, shall be subject to the limits on non-employee director compensation set forth in the 2023 Plan. Specifically, the 2023 Plan provides that the aggregate value of all compensation granted or paid to any non-employee director with respect to any fiscal year beginning in fiscal year 2024, including stock awards granted and cash fees paid by us to such non-employee director, will not exceed $750,000 in total value, or in the event such non-employee director is first appointed or elected to the board during such calendar year, will not exceed $1,000,000 in total value (in each case, calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes).

We have reimbursed and will continue to reimburse all of our non-employee directors for their reasonable out of pocket expenses incurred in attending Board and committee meetings.
Stockholder Communications with the Board of Directors
Stockholders wishing to communicate with our Board or an individual director may send a written communication to the Board or such director c/o ACELYRIN, INC., 4149 Liberty Canyon Road Agoura Hills, California 91301, Attention: Chief Legal and Administrative Officer. The Chief Legal and Administrative Officer will review each communication. The Chief Legal and Administrative Officer will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Chief Legal and Administrative Officer shall discard the communication or inform the proper authorities, as may be appropriate.
Code of Ethics
We have adopted the ACELYRIN, INC. Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of our officers, directors and employees. The Code of Conduct is available in the “Corporate Governance” section of our investor relations website at https://investors.acelyrin.com. If we make any substantive amendments to the Code of Conduct, or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines
In 2023, the Board documented the governance practices for its conduct and operation by adopting Corporate Governance Guidelines. The guidelines are meant to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and our management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection including diversity, Board standing committees, Board meetings and involvement of senior management, and Chief Executive Officer performance evaluation and succession planning. The Corporate Governance Guidelines are available under the “Corporate Governance” section on our investor relations website at https://investors.acelyrin.com.
Hedging and Pledging Policy
Our Board has adopted an insider trading policy which applies to all of our directors, officers, employees, and agents (such as consultants and contractors). The policy prohibits hedging or similar transactions designed to decrease the risks associated with holding our common stock. In addition, our insider trading policy prohibits trading in derivative securities related to our common stock, which include publicly traded call and put options, engaging in short selling of our common stock, holding our common stock in a margin account, and pledging our shares as collateral for a loan.
Compensation Recovery ("Clawback") Policy
In October 2023, we adopted our Incentive Compensation Recoupment Policy, which complies with the new listing standards adopted by Nasdaq that implement the new SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 2022. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.
The affirmative vote of a majority of the votes cast on this matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) will be required to ratify the selection of PricewaterhouseCoopers LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2023 and December 31, 2022, by PricewaterhouseCoopers LLP, our principal accountant.

	Fiscal Year Ended
	2023	2022

	(in thousands)
Audit Fees(1)	$3,530	$1,219
Audit-related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees(2)	$2	$—
Total Fees	$3,532	$1,219
(1)Audit fees consist of fees billed for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual consolidated financial statements, review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and services that PricewaterhouseCoopers LLP provided in connection with documents filed with the SEC including the Form S-1 related to our IPO completed in May 2023.
(2)All other fees include fees for professional services that are appropriately not included in the Audit, Audit Related, and Tax categories. All other fees for fiscal year ended December 31, 2023 were related to annual subscription to accounting literature and tools.
All fees described above were pre-approved by the Audit Committee.
The Audit Committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers and directors as of March 31, 2024.

Name	Age	Position(s)
Shao-Lee Lin, M.D., Ph.D.	57	Founder, Chief Executive Officer and Director
Gil Labrucherie	52	Chief Financial Officer
Melanie Gloria	46	Chief Operating Officer
Mina Kim	50	Chief Legal and Administrative Officer
Ron Oyston	54	Chief People Officer
Shao-Lee Lin, M.D., Ph.D. Biographical information regarding Dr. Lin is set forth under the “Continuing Directors” section in this Proxy Statement.
Gil Labrucherie has served as our Chief Financial Officer since September 2023, a role he also previously served in from July 2022 to November 2022. Mr. Labrucherie is currently a sole trustee and executive in charge of the Bloom Trust, a closely held family office with commercial real estate assets and operations. He previously served as Chief Financial Officer of Nektar Therapeutics, a publicly traded development stage biopharmaceutical company, from 2016 to 2022, and also held the position of Chief Operating Officer from 2019 to 2022. Prior to serving as Chief Operating Officer and Chief Financial Officer of Nektar, he was Senior Vice President, General Counsel and Secretary of Nektar from 2007 to 2016. Earlier in his career, Mr. Labrucherie was an executive at different organizations where he was responsible for global corporate alliance and mergers and acquisitions. Mr. Labrucherie began his career as an associate in the corporate practice of the law firm of Wilson Sonsini Goodrich & Rosati. Mr. Labrucherie received his J.D. from University of California Berkeley School of Law, and received his B.A. from the University of California, Davis. Mr. Labrucherie is a CFA charterholder, a member of the State Bar of California, and a Certified Management Accountant.
Melanie Gloria has served as our Chief Operating Officer since November 2021. From June 2018 to November 2021, she was the Senior Vice President Development Operations – ClinOps, Compliance & Standards, Regulatory, Safety & PV at Horizon Therapeutics Public Limited Company. From August 2014 through July 2018, Ms. Gloria served as Senior Director of Clinical Program Development at AbbVie Inc. From November 2009 to August 2014, she was Associate Director of Clinical Program Development for Abbott Laboratories. Ms. Gloria received a B.S. in nursing from the University of Illinois, Chicago.
Mina Kim has served as our Chief Legal and Administrative Officer since November 2022. From January 2020 to September 2022, she served as Chief Legal Officer and Head of Corporate Development at Zymergen, Inc., a biotechnology company. Previously, she also served as the Senior Vice President of Corporate Strategy and General Counsel of Atara Biotherapeutics, Inc., a pharmaceutical company, from April 2018 to November 2019. From March 2014 to April 2018, Ms. Kim was the General Counsel of Sunrun Inc., a residential solar energy company, and from September 2007 to March 2014, Ms. Kim was Vice President, Legal for BBAM, LLC. Ms. Kim received a J.D. from Harvard Law School and a B.A. in History from Dartmouth College.
Ron Oyston has served as our Chief People Officer since September 2022. From November 2021 to September 2022, he served as our Senior Vice President and Head of Human Resources. From June 2018 to October 2021, Mr. Oyston held various positions at Horizon Therapeutics Public Limited Company, including Vice President of HR. Previously, he served as Senior Global Director of Human Resources and Director of Human Resources for Kerry Group plc, a food manufacturing company, from August 2016 to June 2018, Global Director of Human Resources and Director of Human Resources for AbbVie Inc. from January 2013 to July 2016, and as Regional Development Manager and Director of Consulting for Abbott Laboratories between September 2008 to December 2012. Mr. Oyston also worked as a Talent & Business Senior Manager for The Emirates Group between June 2006 to August 2008, and as a Technical Partner for the Royal Bank of Scotland plc from July 2001 to July 2006. Mr. Oyston received a M.B.A. from the University of Edinburgh and holds various qualifications from the Chartered Institute of Personal Development, Chartered Insurance Institute, and the Chartered Institute of Banking covering his experiences in Human Resources and Finance.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of April 1, 2024 by: (i) each director and nominee for director; (ii) each of our Named Executive Officers (as defined in the section titled “Executive Compensation — Summary Compensation Table;” (iii) all of our directors and executive officers as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.
Applicable percentage ownership of our common stock is based on 98,909,944 shares of our common stock outstanding as of April 1, 2024, adjusted as required by rules promulgated by the SEC. We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable within 60 days of April 1, 2024. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each of the individuals and entities named below is c/o ACELYRIN, INC., Corporate Secretary, 4149 Liberty Canyon Road, Agoura Hills, California 91301.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total

Greater than 5% Holders
Westlake BioPartners Fund II, L.P.(1)	9,790,729	9.9%
AyurMaya Capital Management Company, LP(2)	9,334,735	9.4%
Access Industries Management, LLC and affiliated entities(3)	5,095,777	5.2%
Entities affiliated with FMR LLC(4)	8,822,271	8.9%
Entities affiliated with The Vanguard Group(5)	6,155,910	6.2%
Entities affiliated with Citadel Advisors LLC(6)	6,649,442	6.7%
Directors and Named Executive Officers:
Shao-Lee Lin, M.D., Ph.D.(7)	2,633,827	2.7%
Melanie Gloria (8)	370,116	*
Ron Oyston(9)	188,972	*
Alan Colowick, M.D., M.P.H.(10)	—	*
Patrick Machado, J.D.(11)	98,578	*
Beth Seidenberg, M.D. (12)	9,858,477	10.0%
Bruce C. Cozadd(13)	107,108	*
Dan Becker, M.D., Ph.D.(14)	10,748	*
Dawn Svoronos(15)	77,806	*
Henry O. Gosebruch(16)	95,343	*
Lynn Tetrault, J.D.(17)	12,494	*
All executive officers and directors as a group (13 persons) (18)	13,692,768	13.6%
_______________________________
*Less than one percent.
(1)Based solely on information set forth in a Schedule 13D filed with the SEC on May 19, 2023 by Westlake BioPartners, LLC as of May 9, 2023. Westlake BioPartners GP II, LLC (“Westlake GP II”), the general partner of Westlake BioPartners Fund II, L.P. (“Westlake Fund II”), may be deemed to have sole voting and dispositive power over the shares. Dr. Beth C. Seidenberg (“Seidenberg”) and Dr. Sean E. Harper (“Harper”), the managing directors of Westlake GP II, may be deemed to have shared power to vote and dispose these shares. Each Reporting

Person disclaims beneficial ownership of these shares except for the shares, if any, such Reporting Person holds of record. The Schedule 13D filed by the Reporting Persons provides information as of May 9, 2023 and, consequently, the beneficial ownership of the Reporting Persons may have changed between May 9, 2023 and April 1, 2024. The mailing address of the Reporting Persons is 3075 Townsgate Road, Suite 140, Westlake Village, CA 91361.
(2)Based solely on information set forth in a Schedule 13G filed with the SEC on March 28, 2024. Represents 9,334,735 shares held of record by AyurMaya Capital Management Fund, LP (“AyurMaya Fund”). AyurMaya Capital Management Company, LP (the “Investment Manager”), a Delaware limited partnership, is the investment advisor to the AyurMaya Fund. Mr. David E. Goel ("Mr. Goel", and together with the Investment Manager, the "Reporting Persons"), serves as the managing member of AyurMaya Capital Management Company GP, LLC, the general partner of the Investment Manager. The investment committee of Investment Manager shares voting and investment power over the shares held by AyurMaya Fund. The Schedule 13G filed by the Reporting Persons provides information as of December 31, 2023 and, consequently, the beneficial ownership of the Reporting Persons may have changed between December 31, 2023 and April 1, 2024 The investment committee of Investment Manager is comprised of David Goel, Karan Takhar, and Alan Colowick, M.D., M.P.H. The address for AyurMaya Fund is Bay Colony Corporate Center, 1000 Winter St., Suite 4500, Waltham, MA 02451.
(3)Based solely on information set forth in a Schedule 13D filed with the SEC on May 19, 2023 by Access Industries, Inc. as of May 9, 2023. Represents 5,095,777 shares of Common Stock owned directly by AI ACEL LLC and may be deemed to be beneficially owned by Access Industries Management, LLC (“AIM”), Access Industries Holdings LLC (“AIH”), AI ACEL LLC (“AI ACEL”), and Len Blavatnik (collectively, the “Access Reporting Persons”, and each, an “Access Reporting Person”) because (i) Len Blavatnik, as Chairman of Access Industries, Inc., controls AIM and holds a majority of the outstanding voting interests in AIH, (ii) AIM controls AIH, and (iii) AIH indirectly controls all of the outstanding voting interests in in AI ACEL. Each of the Reporting Persons (other than AI ACEL) and each of their affiliated entities and the officers, partners, members and managers thereof, disclaims beneficial ownership of these securities. The Schedule 13D filed by the Reporting Persons provides information as of May 9, 2023 and, consequently, the beneficial ownership of the Reporting Persons may have changed between May 9, 2023 and April 1, 2024. The mailing address of the Reporting Persons is c/o Access Industries, Inc., 40 West 57th St., 28th Floor, New York, NY 10019.
(4)Based solely on the Schedule 13G/A filed by FMR LLC (“FMR”), and Abigail P. Johnson, the Chairman and the Chief Executive Officer of FMR on February 9, 2024, in connection with their beneficial ownership of the shares at December 29, 2023. Represents shares of common stock for which FMR and Ms. Johnson have shared voting and dispositive power. The Schedule 13G/A filed by the Reporting Persons provides information as of December 29, 2023 and, consequently, the beneficial ownership of the Reporting Persons may have changed between December 29, 2023 and April 1, 2024. The address for the FMR reporting persons is 245 Summer Street, Boston, MA 02210.
(5)Based solely on information set forth in a Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group, an investment adviser, as of December 29, 2023. Reflects (i) 39,078 shares over which The Vanguard Group has shared voting power, (ii) 6,088,529 shares over which The Vanguard Group has sole dispositive power, and (iii) 67,381 shares over which The Vanguard Group has shared dispositive power. The Vanguard Group, Inc.'s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported herein. As reported in the Schedule 13G, no one other person's interest in the securities reported herein is more than 5%. The Schedule 13G filed by the Reporting Persons provides information as of December 29, 2023 and, consequently, the beneficial ownership of the Reporting Persons may have changed between December 29, 2023 and April 1, 2024. The mailing address of the Reporting Persons is 100 Vanguard Blvd., Malvern, PA 19355.
(6)Based solely on information set forth in a Schedule 13G/A jointly filed with the SEC on February 14, 2024 by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings LP (“CAH”), Citadel GP LLC (“CGP”), Citadel Securities LLC (“Citadel Securities”), Citadel Securities Group LP (“CALC4”), Citadel Securities GP LLC (“CSGP”) and Mr. Kenneth Griffin (collectively with Citadel Advisors, CAH, CGP, Citadel Securities, CALC4 and CSGP, the “Citadel Reporting Persons”) with respect to the (1) 6,557,106 shares held of record by Citadel Multi-Strategy Equities Master Fund Ltd., a Cayman Islands company (“CM”), and (2) 92,336 shares held of record by Citadel Securities as of December 31, 2023. Citadel Advisors is the portfolio manager for CM. CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member manager of Citadel Securities. CSGP is the general partner of CALC4. Mr. Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. Mr. Griffin may be deemed to beneficially own the 6,649,442 shares held by Citadel Reporting Persons. Each Citadel Reporting Person disclaims beneficial ownership of such shares except for the shares, if any, such Citadel Reporting Person holds of record. The Schedule 13G filed by the Reporting Persons provides information as of December 31, 2023 and, consequently, the beneficial ownership of the Reporting Persons may have changed between December 31, 2023 and April 1, 2024. The Schedule 13G/A filed by the Reporting Persons provides information as of December 31, 2023 and, consequently, the beneficial ownership of the Reporting Persons may have changed between December 31, 2023 and April 1, 2024. The mailing address of the Citadel Reporting Persons is Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, Florida 33131.
(7)Represents (i) 328,573 shares held of record by Dr. Lin and (ii) 1,874,955 shares that are held of record by trusts for which Dr. Lin, or Dr. Lin’s spouse, serves as trustee or otherwise shares voting and investment power over such shares. Includes 236,602 shares subject to issuance upon the vesting of restricted stock units (“RSUs”) within 60 days of April 1, 2024, and 193,697 options that are exercisable within 60 days of April 1, 2024.
(8)Represents 334,970 shares subject to options that are exercisable within 60 days of April 1, 2024, and 35,146 shares subject to issuance upon the vesting of RSUs within 60 days of April 1, 2024.
(9)Represents 1,000 shares held of record by Mr. Oyston, and 26 shares held of record by Mr. Oyston’s child. Includes 152,863 shares subject to options that are exercisable within 60 days of April 1, 2024, and 35,083 shares subject to issuance upon the vesting of RSUs within 60 days of April 1, 2024.
(10)Dr. Colowick, one of our directors, is a member of the investment committee of AyurMaya LP. Dr. Colowick disclaims beneficial ownership of all shares held by the AyurMaya entities referred to in footnote (2) above.
(11)Represents 14,675 shares held of record by a trust for which Mr. Machado serves as trustee. Includes 83,903 shares subject to options that are exercisable within 60 days of April 1, 2024.
(12)Represents (i) 60,000 shares held of record by Dr. Seidenberg, (ii) 7,748 shares subject to options that are exercisable within 60 days of April 1, 2024, and (iii) the shares listed in footnote (1) above. Dr. Seidenberg, one of our directors, is a managing director of Westlake GP II and, therefore, may be deemed to exercise voting and investment discretion with respect to such shares.
(13)Represents 107,108 shares subject to options that are exercisable within 60 days of April 1, 2024.
(14)Represents 3,000 shares held of record by Dr. Becker and includes 7,748 shares subject to options that are exercisable within 60 days of April 1, 2024. Dr. Becker is a biotechnology principal of Access Industries, Inc., an affiliate of Access Industries Management LLC, and does not have voting or dispositive power of the shares held by AI ACEL LLC. Dr. Becker disclaims beneficial ownership of the shares held by AI ACEL LLC except for his pecuniary interest therein, which is in the form of an indirect profits interest.
(15)Represents 15,000 shares held of record by Ms. Svoronos, and includes 62,806 shares subject to options that are exercisable within 60 days of April 1, 2024.
(16)Represents 50,000 shares held of record by Mr. Gosebruch, and includes 45,343 shares subject to options that are exercisable within 60 days of April 1, 2024.
(17)Represents 12,494 shares subject to options that are exercisable within 60 days of April 1, 2024.

(18)Represents (i) 12,191,264 shares beneficially owned, (ii) 1,166,004 shares subject to options exercisable within 60 days of April 1, 2024 and (iii) 335,500 shares subject to issuance upon the vesting of RSUs within 60 days of April 1, 2024 by our current executive officers and directors as a group.

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table summarizes the total compensation of our Chief Executive Officer and our two other most highly compensated executive officers in the year ended December 31, 2023 (the “Named Executive Officers”) for their services performed in the years ended December 31, 2023 and 2022. This table should be read in conjunction with the Narrative to Summary Compensation Table immediately below.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Shao-Lee Lin, M.D., Ph.D., President and Chief Executive Officer	2023	593,133	76,965,674	(5)	10,821,309	283,594	14,859	88,678,569

	2022	516,375	1,305,130		—	329,871	—	2,151,376

Melanie Gloria, Chief Operating Officer	2023	490,208	7,569,403		3,246,387	165,000	12,317	11,483,315

	2022	455,625	—		1,961,602	211,680	5,276	2,634,183

Ron Oyston, Chief People Officer(5)	2023	406,439	7,562,606		1,839,623	135,300	10,216	9,954,184

(1)The amounts shown reflect the aggregate grant-date fair value of stock awards granted during the indicated year and computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 718 (“ASC Topic 718”), rather than the actual economic value that may be realized by the Named Executive Officer. Assumptions used in the calculation of these amounts are included in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the Named Executive Officers. For 2023, the grant date fair values for the RSUs are based on the closing stock price on the date of grant. In addition, for Dr. Lin, the amounts also reflect $8,033,767 associated with the RSU modification described in footnote 5 below. For 2023, the grant date fair value for the performance-based restricted stock units (“PSUs”) was calculated in accordance with ASC Topic 718 using a Monte Carlo simulation model since the PSUs are subject to a market condition. Achievement of the performance conditions was not deemed probable as of the grant date. Assuming the maximum level of achievement of all applicable Strategic Milestone Factors and Stock Price Achievement Factors (as further described below in this proxy statement), the aggregate market value on the date of grant of the PSUs for Dr. Lin, Ms. Gloria and Mr. Oyston would be $68,158,584, $5,571,948 and $5,571,948 respectively. In addition, the aggregate realizable value of the FY2023 equity awards, at a terminal stock price of $5, $10 and $15 per share, is included for reference in tabular format in this Proxy Statement under “Narrative to the Summary Compensation Table—Executive Summary” immediately below, and under “Narrative to the Summary Compensation Table—2023 PSU and RSU Awards”.
(2)The amounts shown reflect the aggregate grant-date fair value of option awards granted during the indicated year and computed in accordance with FASB ASC Topic 718, rather than the actual economic value that may be realized by the Named Executive Officer. Assumptions used in the calculation of these amounts are included in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the Named Executive Officers.
(3)The amounts disclosed for the year 2023 represent performance bonuses earned in 2023 and paid in March 2024. For more information, see the description of the annual performance bonuses in the subsection titled “—Narrative to the Summary Compensation Table—Annual Performance Bonus Opportunity” below.
(4)The amounts shown for 2023 represent (i) 401(k) matching contributions of $9,900, $9,900 and $7,798 for Dr. Lin, Ms. Gloria and Mr. Oyston, respectively, and (ii) tax gross-up payments of $4,959, $2,417 and $2,417 for Dr. Lin, Ms. Gloria and Mr. Oyston, respectively, that relate to certain payments for financial and tax planning services for fiscal year 2023.
(5)The amounts shown include (i) $68,931,907, constituting the grant date fair value of Dr. Lin’s 2023 RSU and PSU awards, calculated as described in footnote (1), as well as (ii) $8,033,767 reflecting the incremental fair value of the RSUs that were modified in March 2023 in anticipation of the IPO, as further described under “Modification of Equity Awards” below. The incremental fair values of the modified RSUs were computed in accordance with ASC Topic 718 and the assumptions used in determining these incremental fair values are disclosed in Note 12 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2023.
(6)Mr. Oyston was not a named executive officer for fiscal year 2022. Thus, his summary compensation for such year is not included.

Narrative to the Summary Compensation Table
Executive Summary

We were incorporated in July 2020. After raising our Series A financing as a privately-held company in October 2020, we thereafter in-licensed our initial program, izokibep, and completed our Series B financing in 2021. Thereafter, we rapidly underwent three transformational events for our company in quick succession: closing on the initial tranche of our Series C financing in September 2022, expanding our portfolio via an all-stock company acquisition in January 2023, and closing our initial public offering (“IPO”) in May 2023 at a public offering price of $18 per share, or our IPO price.

Following the IPO, our Compensation Committee worked with Meridian Compensation Partners, its independent compensation consultant (“Meridian”), to summarize competitive practices for equity awards made by similarly situated biopharma companies at or near time of their respective IPOs, as well as the overall potential value of equity awards held by executives at these companies near the time of the respective IPO. As the Compensation Committee considered whether and in what form to grant additional equity awards to our employees, including our executive officers, this information served as a reference. The Compensation Committee’s ultimate objective in granting additional equity awards was to facilitate management retention and engagement while using our IPO price as a baseline to foster alignment between shareholder returns and long-term incentive compensation for our employees.

Meridian developed an “IPO Reference Group” comprised of several biopharma companies that:

•had an IPO date in 2021, 2022 or 2023;
•had an at-the-time-of-their respective IPO's market capitalizations of approximately 0.25x to 4.0x of our then-market capitalization; and
•had public filings available that would allow for quantitative comparisons.

The Compensation Committee reviewed information gathered from the SEC filings of these IPO Reference Group companies, including:

•The total “issued overhang” at the time of each IPO Reference Group company’s respective IPO, meaning all equity awards awarded and outstanding at the time of such IPO, as a percentage of common shares outstanding at the time of such IPO;
•The in-the-money value (“intrinsic value”) of equity awards and equity ownership at the respective IPO price, all expressed as a percentage of market capitalization, enterprise value and cash equivalents, respectively; and
•How the intrinsic value from outstanding equity awards, as a percentage of market capitalization, varied under modeled total shareholder return scenarios following their respective IPO, using several stock price scenarios as inputs.

In light of our company’s rapid growth, the above analysis of this IPO Reference Group indicated that our executives’ existing equity ownership, including that of our CEO, provided intrinsic values that were in the bottom quartile of similarly situated executives within the IPO Reference Group, when expressed as a percentage of market capitalization. The analysis also indicated that in scenarios where our stock price doubled from our $18.00 IPO price to $36.00 per share, the intrinsic values of our executives’ existing equity ownership would still remain significantly below the median of similarly situated executives within the IPO Reference Group, if their own companies’ stock prices doubled from their respective IPO prices.

Accordingly, the Compensation Committee deemed a one-time supplemental award to be appropriate, and worked with Meridian and management to design an equity award for employees, including executives, which included two components and had the following goals (together, the “2023 Performance Award”):
•Performance-based share units (PSUs) that would only be earned if rigorous goals, comprised of both strategic milestones and stock price achievement milestones, were met, as described in further detail below. The PSUs were forward-looking and meant to incentivize and reward execution and delivery of critical corporate milestones and stock price appreciation targets, and designed to foster strong alignment between our employees and stockholder interests.
•Time-based restricted stock units (RSUs) that vest ratably over four years. The RSUs comprised a more significant percentage of the total 2023 Performance Award for longer-tenured employees, and were designed to reward the past contributions of employees, to address misalignment in share ownership levels compared to the IPO Reference Group, to foster management continuity and to promote retention during a critical inflection point ahead of significant corporate milestones.

The 2023 Performance Awards were granted to our Named Executive Officers in August 2023 during a period of time when our per share closing price was approximately $27.

Including the 2023 Performance Award, even in scenarios where our stock price reaches $36.00, or twice our IPO price, the intrinsic value of all of our CEO’s outstanding equity awards and existing equity ownership as a percentage of market capitalization, remains in the bottom quartile of the IPO Reference Group at their respective IPO prices.

CEO 2023 Performance Award – Intrinsic Value

Performance Award Component	Number of Shares Underlying Award (at Target for PSUs)	Intrinsic Value at a Stock Price of…
		$5.00	$10.00	$18.00	$36.00(1)
RSUs	842,400	$4,212,000	$8,424,000	$15,163,200	$30,326,400
PSUs	1,684,800
At 25% Strategic Milestone Achievement		$2,106,000	$4,212,000	$7,581,600	$60,652,800
Total Intrinsic Value		$6,318,000	$12,636,000	$22,744,800	$90,979,200
% of Market Cap(2)		1.28%	1.28%	1.28%	2.55%
At 50% Strategic Milestone Achievement		$4,212,000	$8,424,000	$15,163,200	$60,652,800
Total Intrinsic Value		$8,424,000	$16,848,000	$30,326,400	$90,979,200
% of Market Cap(2)		1.70%	1.70%	1.70%	2.55%
At 87.5% Strategic Milestone Achievement		$7,371,000	$14,742,000	$26,535,600	$60,652,800
Total Intrinsic Value		$11,583,000	$23,166,000	$41,698,800	$90,979,200
% of Market Cap(2)		2.34%	2.34%	2.34%	2.55%
(1)     At or above a stock price of $36.00, PSU achievement is based on the higher of the strategic milestone, and stock price, achievement. The $36.00 stock price column illustrates a 100% PSU achievement.
(2)     Market capitalization percentage calculations are based on 98,912,904 shares of common stock outstanding as of our April 8, 2024 record date.

The split between RSUs and PSUs for our CEO was 33% weighted to RSUs and 67% weighted to PSUs. For all other participants in the program, including all other Named Executive Officers, the baseline split between RSUs and PSUs was 50% / 50%. Additional factors drove the individual final weightings between RSUs and PSUs, including:

•A tenure requirement for the RSU component. Employees and executives hired on or after August 1, 2023 were not eligible for the RSU component of the 2023 Performance Award. In addition, employees and executives hired after October 20, 2021 received only a pro-rata portion of the RSU component.
•For executive officers, the RSU component additionally took into consideration such executive officer’s performance, and the Compensation Committee’s view as to the potential impact of such executive officer to the Company’s success through the next four years.

This 2023 Performance Award largely drove FY2023 compensation, and therefore the determination of our 2023 Named Executive Officers. The executive officers eligible for any portion of this award included Shao-Lee Lin, Gil M. Labrucherie, Melanie Gloria, Paul Peloso, Mina Kim and Ron Oyston. Mr. Labrucherie joined the company in August

2023, and thus was ineligible for the RSU component. All others were eligible for both components, subject to the modifications described above. Mr. Peloso retired from the company in December 2023.
As a result, the aggregate split between RSUs and PSUs, across all participants, was 35% weighting to time-based RSUs and 65% weighting to PSUs.

Notably, the 2023 Performance Awards were made prior to, and in anticipation of critical near-term strategic milestones that included: the primary endpoint data readout for our Phase 2b trial of izokibep in hidradenitis suppurativa (HS), that occurred in the third quarter of 2023; the primary endpoint data readout for our Phase 3 trial of izokibep in psoriatic arthritis (PsA) that occurred in the first quarter of 2024; and the proof-of-concept data for lonigutamab in thyroid eye disease (TED) that we announced in the first quarter of 2024.
As of the date of this proxy statement, the PSU strategic milestone related to the Phase 2b trial of izokibep in HS was not met, which made up 12.5% of the weighting of the target PSUs.

The PSU strategic milestones additionally include longer-term milestones that, if met, would be expected to support potential regulatory approval and commercialization in certain indications, on accelerated timelines. In terms of weighting, 50% of the PSUs are related to submission of regulatory filings with the FDA on accelerated timelines, and 35% are related to success in registrational trials. Importantly, no PSUs vest prior to May 2025, and they vest in three tranches in May 2025, May 2026 and May 2027. The PSUs also limit payout if certain share price appreciation hurdles over our IPO price of $18 are not met, to further ensure shareholder alignment, as more specifically described below.

Further detail regarding the design, sizing and vesting criteria of the 2023 Performance Award may be found under “Equity-Based Incentive Awards--2023 RSU and PSU Awards” below.

Background

In making compensation determinations, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives and our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders and a long-term commitment to our company.
Historically, prior to our IPO, our Board was responsible for overseeing all aspects of our executive compensation programs. In determining our executive officers’ compensation, our Board has historically typically reviewed and discussed management’s proposed compensation with our Chief Executive Officer for all executives other than our Chief Executive Officer. Based on those discussions and its discretion, our Board then approved the compensation of each executive officer.
Following our IPO, our Compensation Committee, in consultation with our independent compensation consultant, has determined the compensation of our Named Executive Officers (other than our Chief Executive Officer) after considering analysis of our compensation practices against prevailing market practices of identified reference group companies and broader industry trends, analyzing total direct compensation (inclusive of salary, cash bonuses and equity awards) and severance benefits of our executive officers and an assessment of market trends through analysis of available public information in addition to proprietary data provided by our compensation consultants. Our Chief Executive Officer’s compensation is approved by our Board, upon recommendation from the Compensation Committee.
Annual Base Salary
Base salaries for our executive officers are initially established through arm’s-length negotiations at the time of the executive officer’s hiring, taking into account such executive officer’s qualifications, experience, the scope of such executive officer’s responsibilities and competitive market compensation paid by other companies for similar positions within the industry and geography. Base salaries are reviewed periodically and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience, as well as in light of market practices of our reference group companies provided by our compensation consultant.

The 2023 annual base salaries for our Named Executive Officers are as set forth in the table below:

Name	2023 Base Salary ($)
Shao-Lee Lin, M.D., Ph.D. (1)	625,000
Melanie Gloria(1)	500,000
Ron Oyston(1)	410,000
(1)Upon the closing of our IPO in May 2023, Dr. Lin’s base salary increased from $535,500 to $625,000; Ms. Gloria’s base salary increased from $472,500 to $500,000; and Mr. Oyston’s base salary increased from $400,000 to $410,000.
Annual Performance Bonus Opportunity
We have adopted a Cash Incentive Bonus Plan for our executive officers and other eligible employees under which each participant is eligible to receive cash bonuses based on the achievement of certain performance goals, as determined in the sole discretion of the Compensation Committee of our Board. Each participant’s target award may be a percentage of a participant’s annual base salary as of the beginning or end of a performance period or a fixed dollar amount.
For 2023, each of Dr. Lin, Ms. Gloria and Mr. Oyston was eligible to receive a target bonus equal to 55%, 40%, and 40% of their base salary, respectively, based on the achievement of certain corporate goals. Based on outcomes for the year, the Compensation Committee recommended, and the Board determined that the 2023 corporate goals were achieved at 82.5% for our Chief Executive Officer and her direct reports, and as a result in January 2024 approved annual performance bonuses for Dr. Lin, Ms. Gloria and Mr. Oyston in the amounts of $283,594, $165,000 and $135,300, respectively, as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
Equity-Based Incentive Awards
Our equity award program is the primary vehicle for offering long-term incentives to our executive officers. We believe that equity awards provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our shareholders. To date, we have used stock option grants, RSUs, PSUs and restricted stock awards for this purpose because we believe they are an effective means by which to align the long-term interests of our executive officers with those of our shareholders. We believe that our equity awards are an important retention tool for our executive officers, as well as for our other employees. Grants to our executive officers and other employees are made at the discretion of our Board or our Compensation Committee and are not made at any specific time period during a year.
2023 Option Awards.
In May 2023, in connection with our IPO, we granted each of Dr. Lin, Ms. Gloria and Mr. Oyston an option to purchase 774,788, 232,436 and 131,714 shares of our common stock, respectively. Each option has an exercise price of $18.00 per share and is subject to a four-year vesting schedule, with 25% of the shares vesting in May 2024 on the first anniversary of the vesting commencement date and the balance vesting monthly over 36 months thereafter, subject to the recipient’s continued service with us.
In determining the size and form of these option awards, the Compensation Committee considered market data compiled by Aon specific to equity-based compensation provided to executives from an identified reference group, on an annual basis, as well as recommendations from Dr. Lin relating to Ms. Gloria’s and Mr. Oyston’s awards.
2023 RSU and PSU Awards.
As described in the Executive Summary section above, following our IPO, our Compensation Committee worked closely with Meridian and management to design a 2023 Performance Award, which included both an RSU and a PSU component, to:
•foster strong alignment between our employees and stockholders;
•support retention and management continuity during a critical inflection point for the Company; and
•incentivize timely execution against key strategic milestones.

The 2023 Performance Awards were granted in August 2023. As per the Charter of the Compensation Committee, the Board approved our Chief Executive Officer’s 2023 Performance Award, with the Compensation Committee approving all other executive officer 2023 Performance Awards, including those to the other Named Executive Officers.
The RSUs vest ratably in four annual installments, subject to the recipient’s continued service with us through each vesting date. The initial vesting tranche is to occur on May 15, 2024. Each of Dr. Lin, Ms. Gloria and Mr. Oyston was granted RSUs in respect of 842,400, 140,584 and 140,332 shares, respectively.
The Compensation Committee determined the PSU grant amounts based on several factors, as further described under “Equity-Based Incentive Awards--2023 RSU and PSU Awards — 2023 Performance Award Sizing” below. The PSUs vest based on the extent to which the Company achieves certain strategic milestones and/or stock price goals as of three key measurement dates, subject to a modifier for stock price achievement, as follows:
PSU Strategic Milestones
The strategic milestones were designed to be aligned with stockholder interests, progressing and delivering on our pipeline within the timeframe of the award. Specifically, they are related to positive data readouts enabling advancement of our pipeline towards potential regulatory submissions, and key indicators of commercial readiness. Pursuant to the terms of the PSUs, the Compensation Committee will determine whether, and to what extent, each milestone is achieved. The number of eligible PSUs will be determined based on achievement of strategic milestones, as well as achievement of stock price goals, as described below. Such eligible PSUs, if any, will vest in three separate tranches, subject to such recipient’s continued service with us through each vesting date.

Vesting Date	Allocation of Target PSUs
May 15, 2025	35%
May 15, 2026	50%
May 15, 2027	15%
All strategic milestones are time-bound, with the number of PSUs eligible to vest tied to a “Strategic Milestone Factor” that reflects achievement of the goal by certain “Accelerated”, “Target”, or “Latest Acceptable” dates, as noted in the table below. The Strategic Milestone Factor can result in up to 150% of the target number of PSUs applicable to each strategic milestone becoming eligible to vest, subject to the stock price goal achievement described below.

Timing of Achievement	Strategic Milestone Factor
On or Before Accelerated Date	150%
After Accelerated Date but On or Before Target Date	100%
After Target Date but On or Before Latest Acceptable Date	50%
After Latest Acceptable Date	0%
Each vesting tranche is additionally subject to two stock price performance goals: (1) the volume weighted average price for the twenty trading days ending on the April 1st immediately prior to the applicable vesting date (e.g., March 5, 2025 through April 1, 2025 for the May 15, 2025 vesting date) (the “Calculated Price”) and (2) the percentage increase from our IPO price ($18.00) to the Calculated Price (the “Stock Price Achievement Factor”).
The number of eligible PSUs that will vest at each tranche will be determined based on level of achievement of the Strategic Milestone Factor, the Stock Price Achievement Factor and the Calculated Price, as follows:

Calculated Price	Percentage of Target PSUs that Vest
Below $36.00	Strategic Milestone Factor capped at 100%
At Least $36.00 but Below $54.00	Higher of Strategic Milestone Factor or Stock Price Achievement Factor
$54.00 or Higher	150%

If the applicable Strategic Milestone Factors and Stock Price Achievement Factors are not met at the time of each specific measurement, the underlying shares in such PSU vesting tranche are forfeited.
Rigor of PSU Goals
The goals that cascade from the strategic milestones represent Company achievements that the Board and Compensation Committee believe further the Company’s mission and align the interests of management and our shareholders. The stock price performance metric further reinforces such alignment.
The Compensation Committee considered market data provided by Meridian relating to incentive plan goals included in compensation programs of certain other pre-commercial biopharma companies, as well as the Company’s strategic business plan.
When assessing the rigor of our stock price goals, the Compensation Committee noted that the achievement of such goals represented significant appreciation relative to the Company’s IPO price of $18.00 per share.
2023 Performance Award Sizing
As described in the Executive Summary section above, in determining the size of these awards, the Compensation Committee considered the recommendations and analyses provided by Meridian. Such analysis included a comprehensive assessment of market data compiled by Meridian, including equity compensation programs across an “IPO Reference Group” comprised of biopharma companies that had completed IPOs in 2021, 2022 or 2023, and with an at-the-time-of-their IPO market capitalization that ranged between approximately 0.25x to 4.0x of our own IPO market capitalization.
The Compensation Committee reviewed the public filings of the IPO Reference Group companies and considered, among other items, the outstanding equity awards and in-the-money value ("intrinsic value") of such awards at the respective company's IPO price, and how such intrinsic value varied under modeled total shareholder return scenarios, using several stock price scenarios as inputs.
In light of our company’s rapid growth, the above analysis of this IPO Reference Group indicated that our executives’ existing equity ownership, including that of our CEO, provided intrinsic values that were in the bottom quartile of similarly situated executives within the IPO Reference Group, when expressed as a percentage of market capitalization. The analysis also indicated that in scenarios where our stock price doubled from our $18.00 IPO price to $36.00 per share, the intrinsic values of our executives’ existing equity ownership would still remain significantly below the median of similarly situated executives within the IPO Reference Group, if their own companies’ stock prices doubled from their respective IPO prices.

Accordingly, the Compensation Committee deemed a one-time supplemental award to be appropriate, and worked with Meridian and management to design the 2023 Performance Award. The Compensation Committee also considered recommendations from our CEO relating to sizing the awards for the other executive officers, based on each executive’s past performance and future potential impact on Company performance. Including the one-time 2023 Performance Award, even in scenarios where our stock price reaches $36.00, or twice our IPO price, the intrinsic value of all of our CEO’s outstanding equity awards and existing equity ownership as a percentage of market capitalization, remains in the bottom quartile of the IPO Reference Group at their respective IPO prices.

This 2023 Performance Award largely drove FY2023 compensation, and therefore the determination of our 2023 Named Executive Officers.
As described below under “Potential Payments Upon Termination or Change in Control,” equity awards granted to our Named Executive Officers are subject to accelerated vesting under certain circumstances.
For additional reference only, below is a table summarizing the aggregate realizable value attributable to each Named Executive Officer’s fiscal year 2023 equity awards assuming a stock price of each of: $5.00, $10.00 and $15.00 per share.
•Realizable value is defined as: (i) (terminal price – exercise price) x number of options, plus (ii) number of RSUs x terminal price, plus (iii) number of target PSUs x terminal price.

•A significant portion (67% for Dr. Lin, 49% for Ms. Gloria and 50% for Mr. Oyston) of total realizable value in each terminal price scenario is attributable to PSUs, which are only earned if challenging strategic milestones are achieved.
•The below table additionally assumes that time-based vesting criteria is satisfied in full (i.e., all tranches of an award are shown fully vested at target).

Aggregate Maximum Value of FY2023 Equity Awards At Terminal Price of $5, $10, and $15

Name	Category of Award	Grant Date	Exercise Price (Options)	Number of Shares Underlying Award (at Target for PSUs)(1)	Aggregate Maximum Realizable Value at a Terminal Price of…
					$5.00	$10.00	$15.00
Shao-Lee Lin, M.D., Ph.D.	Stock Options	5/4/2023	$18.00	774,788	$0	$0	$0
	RSUs	8/16/2023		842,400	$4,212,000	$8,424,000	$12,636,000
	PSUs	8/16/2023		1,684,800	$8,424,000	$16,848,000	$25,272,000
	Total				$12,636,000	$25,272,000	$37,908,000
Melanie Gloria	Stock Options	5/4/2023	$18.00	232,436	$0	$0	$0
	RSUs	8/16/2023		140,584	$702,920	$1,405,840	$2,108,760
	PSUs	8/16/2023		137,732	$688,660	$1,377,320	$2,065,980
	Total				$1,391,580	$2,783,160	$4,174,740
Ron Oyston	Stock Options	5/4/2023	$18.00	131,714	$0	$0	$0
	RSUs	8/16/2023		140,332	$701,660	$1,403,320	$2,104,980
	PSUs	8/16/2023		137,732	$688,660	$1,377,320	$2,065,980
	Total				$1,390,320	$2,780,640	$4,170,960
(1)Assumes all time-based vesting criteria is satisfied in full, and assumes 100% satisfaction of PSU Strategic Milestones.

Outstanding Equity Awards at Fiscal Year End
The following table shows for the fiscal year ended December 31, 2023, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

		Option Awards(1)				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Shao-Lee Lin, M.D., Ph.D.	03/08/2022					154,773(4)	1,154,607
	11/21/2022					312,024(5)	2,327,699
	05/04/2023	—	774,788(6)	$18.00	05/03/2033
	08/16/2023					842,400(7)	6,284,304
	08/16/2023							1,684,800(8)	12,568,608
Melanie Gloria	01/20/2022	171,968	158,213(9)	$4.04	01/19/2032
	11/21/2022	50,916	137,072(10)	$5.88	11/20/2032
	05/04/2023	—	232,436(6)	$18.00	05/03/2033
	08/16/2023					140,584(7)	1,048,757
	08/16/2023							137,732(8)	1,027,481
Ron Oyston	01/20/2022	85,983	79,107(11)	$4.04	1/19/2032
	01/20/2022	1,031	1,119(12)	$4.04	1/19/2032
	11/21/2022	6,827	16,585(13)	$5.88	11/20/2032				—
	11/21/2022	4,501	12,112(14)	$5.88	11/20/2032
	05/04/2023	—	131,714(6)	$18.00	05/03/2033
	08/16/2023					140,332(7)	1,046,877
	08/16/2023							137,732(8)	1,027,481
(1)All of the stock and option awards prior to our IPO were granted under the 2020 Plan and all of the stock and option awards following our IPO were granted under the 2023 Plan.
(2)All of the option awards granted prior to our IPO were granted with a per share exercise price equal to the fair market value of one share of our Class A common stock (reclassified as common stock upon the closing of our IPO) on the date of grant, as determined in good faith by the Board or Compensation Committee. All of the option awards granted on May 4, 2023 were granted with a per share exercise price equal to the initial price per share that common stock was first sold to the public. All of the option awards granted since our IPO in May 2023 were granted with a per share exercise price equal to the closing sales price of our common stock on Nasdaq on the date of grant.
(3)Amounts are calculated by multiplying the number of shares shown in the table by $7.46, the closing market price of our common stock on Nasdaq as of December 29, 2023, the last trading day of our fiscal year.
(4)The RSUs will vest in nine equal quarterly installments on the first date of each quarter beginning January 1, 2024, subject to Dr. Lin’s continuous service through each such vesting date.
(5)The RSUs will vest in 12 equal quarterly installments beginning on February 17, 2024, subject to Dr. Lin’s continuous service through each such vesting date.
(6)Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the one-year anniversary of the May 4, 2023 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to the holder’s continuous service through each vesting date.
(7)The RSUs will vest in four equal installments on each of May 15, 2024, May 15, 2025, May 15, 2026 and May 15, 2027, subject to the holder’s continuous service through each vesting date.
(8)The amounts represent PSUs that will vest, subject to the holder’s continued employment with us, if, and only to the extent that, specific performance goals, including clinical milestones and market conditions, are met during the applicable performance period, which ends May 2027. The PSUs will vest, if at all, in three tranches on May 15, 2025, May 15, 2026 and May 15, 2027, with the number of PSUs vesting at each tranche based on the achievement of clinical milestones, as determined and certified by the Compensation Committee, as well as stock price performance since our IPO. The amounts reported in this table for these awards are based on achieving the “target” level of performance. The ultimate number of PSU shares that may vest, in the aggregate over the performance period, could in certain cases be up to 150% of the target number of shares upon the achievement of certain clinical milestones and market conditions. The PSUs provide for treatment under certain change in control transactions and terminations, as described further under “Potential Payments Upon Termination or Change in Control.”

(9)Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the one-year anniversary of the November 8, 2021 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to the holder’s continuous service through each vesting date.
(10)Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the one-year anniversary of the November 17, 2022 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to the holder’s continuous service through each vesting date.
(11)Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the one-year anniversary of the November 1, 2021 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to the holder’s continuous service through each vesting date.
(12)Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the one-year anniversary of the January 20, 2022 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to the holder’s continuous service through each vesting date.
(13)Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the one-year anniversary of the October 1, 2022 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to the holder’s continuous service through each vesting date.
(14)Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the one-year anniversary of the November 17, 2022 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to the holder’s continuous service through each vesting date.
Modification of Equity Awards
In March 2023, as has been described in past Quarterly Reports on Form 10-Q, the Board accelerated certain of Dr. Lin’s RSU awards, contingent and effective upon the completion of our IPO. Specifically, the Board modified the terms of Dr. Lin’s March 2022 RSU award to accelerate the vesting of the portion that was to vest on July 1, 2023 and October 1, 2023, to instead vest upon the closing of our IPO on May 9, 2023, with any related tax withholding obligations to be satisfied by withholding shares of common stock from the shares otherwise issuable to Dr. Lin. The Board also modified the terms of Dr. Lin’s November 2022 RSU award to accelerate the vesting of the portion that was to vest on November 17, 2023, to instead vest upon the closing of our IPO on May 9, 2023, with any related tax withholding obligations to be satisfied by withholding shares of common stock from the shares otherwise issuable to Dr. Lin. The Board approved such modifications after taking into consideration our IPO underwriters’ recommendations to accelerate the portion of Dr. Lin’s RSU awards that would otherwise vest during an IPO 180-day lockup period, and which modifications the Board additionally believed would align with shareholder interests. We did not engage in any other modifications, repricings or cancellations to any of our Named Executive Officers’ other outstanding equity awards during the year ended December 31, 2023.
Pension Benefits
Our Named Executive Officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the year ended December 31, 2023.
Nonqualified Deferred Compensation
Our Named Executive Officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during the year ended December 31, 2023.
Employment Agreements
We have entered into executive employment agreements with our Named Executive Officers, which provide for an annual base salary, bonus opportunity, severance benefits pursuant to our Severance Plan (described under “Potential Payments Upon Termination or Change in Control” below) and standard employee benefits generally available to our employees. Each of our Named Executive Officers is employed at-will. We also entered into forms of employee confidential information and inventions assignment agreement with each of our Named Executive Officers.
Potential Payments Upon Termination or Change in Control
Regardless of the manner in which a Named Executive Officer’s service terminates, each Named Executive Officer is entitled to receive amounts earned during her term of service, including unpaid salary.
Severance Plan
Each of our Named Executive Officers is eligible to receive benefits under the terms of our Severance Plan, adopted by our Board in April 2023. The Severance Plan provides that upon (a) a termination of an eligible participant’s employment with us that is effected by us without “cause,” as defined in the Severance Plan (and other than due to death or disability), or (b)

a resignation by an eligible participant for “good reason,” as defined in the Severance Plan, in each case outside of the time period beginning with the date three months prior to the date on which a change in control (as defined in the Severance Plan) occurs and ending 12 months following the change in control, or the “change in control period,” an eligible participant will be entitled to receive, subject to, among other things, the execution, delivery and effectiveness of a customary release of claims in our favor, (1) a lump sum cash payment equal to the product of such eligible participant’s annual base salary and 1.5 (with respect to Dr. Lin) or one (with respect to each of the other Named Executive Officers), (2) an additional lump sum cash payment equal to the amount of the pro rata target annual bonus for the year of termination, (3) continued payment of premiums for the eligible participant’s continued coverage under our health insurance plans for up to 18 months (for Dr. Lin) or 12 months (for each of the other Named Executive Officers), and (4) accelerated vesting of outstanding and unvested equity awards as if the participant had completed an additional 18 months of service (with respect to Dr. Lin) or 12 months of service (with respect to each of the other Named Executive Officers).
The Severance Plan also provides that upon (a) a termination of an eligible participant’s employment with us that is effected by us without “cause” (and other than due to death or disability) or (b) a resignation by an eligible participant for “good reason,” in each case within the change in control period, the eligible participant will be entitled to receive, subject to, among other things, the execution, delivery and effectiveness of a customary release of claims in our favor, (1) a lump sum cash payment equal to the product of such eligible participant’s annual base salary and 1.5 (with respect to Dr. Lin) or one (with respect to each of the other Named Executive Officers), (2) an additional lump sum cash payment equal to the greater of (i) the participant’s pro rata target annual bonus for the year of termination and (ii) the participant’s target annual bonus for the year of termination multiplied by 1.5 (with respect to Dr. Lin) or one (with respect to each of the other Named Executive Officers), (3) continued payment of premiums for the eligible participant’s continued coverage under our health insurance plans for up to 18 months (for Dr. Lin) or 12 months (for each of the other Named Executive Officers), and (4) accelerated vesting of outstanding and unvested equity awards held by such participant.
The payments and benefits provided under the Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the Code). These payments and benefits may also subject an eligible participant, including the Named Executive Officers, to an excise tax under Section 4999 of the Code. If the payments or benefits payable in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the recipient.
Equity Award Terms
Pursuant to the terms of the August 2023 PSUs, upon a “change in control” (as defined in the 2023 Plan) in which the PSUs are not assumed, continued or substituted, for purposes of calculating the number of PSUs that will vest, the relevant share price will be deemed to be the per-share consideration received by our stockholders in such transaction. Notwithstanding the terms of the Severance Plan, in the event of a termination of the holder’s employment without cause (and other than due to death or disability) or due to a resignation for good reason, in either case outside of the change in control period, the PSUs will accelerate only to the extent that the relevant strategic milestone has been achieved.
In addition to the treatment described above, our Named Executive Officers’ stock awards are subject to the terms of our 2023 Plan and 2020 Plan, as applicable. Under the 2023 Plan, unless otherwise provided in an individual stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the Board at the time of grant, in the event of a “corporate transaction” (as defined in the 2023 Plan), if the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the transaction (contingent upon the effectiveness of the transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the transaction). With respect to performance awards with multiple vesting levels depending on performance level, unless otherwise provided by an award agreement or by the Board, the award will accelerate at 100% of target. If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then with respect to any such stock awards that are held by persons other than current participants, such awards will terminate if not exercised (if applicable) prior to the effective time of the transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the transaction. In the event a stock award will terminate if not exercised prior to the effective time of a transaction, the Board may provide, in its sole discretion, that the holder may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the participant would have received upon the exercise of the stock award over (ii) any exercise price payable by such holder in connection with such exercise. In the event of a “change in control” (as defined in the 2023 Plan), awards granted under our 2023 Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.
Under the 2020 Plan, awards that are not assumed, continued or substituted by the acquirer or the successor entity in a “sale event” (as defined in the 2020 Plan) shall terminate. In the event of such termination, individuals holding stock options will be permitted to exercise such options (to the extent exercisable) prior to the consummation of the sale event. In addition, in connection with the termination of the 2020 Plan upon a sale event, we may make or provide for a cash payment equal to (i) in the case of vested and exercisable options, the difference between (1) the per share cash consideration payable to stockholders (as determined by the Board) in the sale event times the number of shares subject to the options being cancelled and (2) the aggregate exercise price of the options and (ii) in the case of restricted stock and restricted stock unit awards, the per share cash consideration payable to stockholders in the sale event multiplied by the number of shares of stock subject to such stock awards (payable at the time of the sale event or upon the later vesting of the awards). In the event of the forfeiture of shares of restricted stock issued under the 2020 Plan, such shares of restricted stock shall be repurchased from the holder at a price per share equal to the original per share purchase price paid by the recipient of such shares. Additionally, the Board may resolve, in its sole discretion, to subject any assumed options or payments in respect of options to any escrow, holdback, indemnification, earn-out or similar provisions in the transaction agreements as such provisions apply to holders of our common stock.
Other Compensation and Benefits
All of our current Named Executive Officers are eligible to participate in our employee benefit plans, in each case on the same basis as all of our other employees. These employee benefit plans include medical, dental, vision, short and long term disability and life and accidental dismemberment insurance plans. We pay the premiums for the medical, dental, vision and life and accidental death and dismemberment insurance for all of our employees, including our Named Executive Officers. We also reimburse our executives, including our Named Executive Officers, for the cost of financial and tax planning services and for associated taxes. We otherwise generally do not provide perquisites or personal benefits to our Named Executive Officers. In addition, we provide the opportunity to participate in a 401(k) plan to our employees, including each of our Named Executive Officers, as discussed in the subsection titled “—401(k) Plan” below.
401(k) Plan
Our Named Executive Officers are eligible to participate in our defined contribution retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may elect to defer up to 100% of their eligible compensation into the plan on a pretax or after tax basis, up to annual limits prescribed by the Code, with an annual Company match of up to 3% of the amount deferred, subject to the limitations of the Code.

Compensation Recovery (“Clawback”) Policy
In October 2023, we adopted our Incentive Compensation Recoupment Policy, which complies with the new listing standards adopted by Nasdaq that implement the new SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Emerging Growth Company Status
We became a public company in May 2023 and we are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including certain executive compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our Named Executive Officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest of (i) December 31, 2028, (ii) the last day of the first fiscal year in which our annual gross revenue is $1.235 billion or more, (iii) the date on which we have, during the previous rolling three-year period, issued more than $1.235 billion in non-convertible debt securities, or (iv) the date on which we are deemed to be a “large accelerated filer” as defined in the Exchange Act.

EQUITY COMPENSATION PLANS AT DECEMBER 31, 2023
The following table shows certain information with respect to all of our equity compensation plans in effect as of December 31, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by stockholders	15,699,151	$9.90	4,402,228

Equity compensation plans not approved by stockholders	—	—	—

Total	15,699,151	$9.90	4,402,228
(1)Consists of outstanding awards under the 2020 Plan and the 2023 Plan, including 5,130,088 shares subject to RSUs and PSUs. Excludes purchase rights accruing under the 2023 Employee Stock Purchase Plan (the “2023 ESPP”). Each offering under our 2023 ESPP consists of one six-month purchase period, and eligible employees may purchase shares of our common stock at a price equal to 85% of the fair market value of our common stock on the first or last day of the offering period, whichever is lower.
(2)The weighted average exercise price excludes 5,130,088 shares of common stock subject to outstanding RSUs and PSUs that will be issued as the RSUs and PSUs vest without any cash consideration payable for such shares.
(3)As of December 31, 2023, 3,526,392 shares of common stock remained available for future issuance under the 2023 Plan, and 875,836 shares of common stock remained available for future issuance under the 2023 ESPP. The number of shares remaining available for future issuance under the 2023 Plan automatically increases on January 1st each year, through and including January 1, 2033, in an amount equal to 5% of the total number of shares of our capital stock outstanding on December 31st of the preceding calendar year, or a lesser number of shares as determined by our Board prior to January 1st of a given year. On January 1, 2024, the number of shares available for issuance under the 2023 Plan automatically increased by 4,893,294 shares of our common stock. The number of shares remaining available for future issuance under the 2023 ESPP automatically increases on January 1st of each year through and including January 1, 2033, in an amount equal to the least of (i) 1% of the total number of shares of our capital stock outstanding on December 31st of the preceding calendar year, (ii) 2,700,000 shares of our common stock, or (iii) a number of shares as determined by our Board prior to January 1st of a given year. On January 1, 2024, the number of shares available for issuance under the 2023 ESPP automatically increased by 978,658 shares of our common stock.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
Related Person Transactions Policy and Procedures
In 2023, we adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related persons transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any of our executive officers, directors, or more than 5% stockholders, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and the best interests of our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.
Certain Related Person Transactions and Indemnification
Directed Share Program
At our request, the underwriters of our IPO reserved for sale up to 1,500,000 shares of common stock offered by us in our IPO for sale to certain of our directors, officers, employees and certain other parties related to us. Pursuant to this program, Beth Seidenberg, a member of our Board, purchased an aggregate of 60,000 shares of our common stock, Dawn Svoronos, a member of our Board, purchased an aggregate of 15,000 shares of our common stock, Henry Gosebruch, a member of our Board, purchased an aggregate of 50,000 shares of our common stock, Dan Becker, a member of our Board, purchased an aggregate of 3,000 shares of our common stock, Ron Oyston, our Chief People Officer, and his child together purchased an aggregate of 1,026 shares of our common stock, Mina Kim, our Chief Legal and Administrative Officer, purchased an aggregate of 5,000 shares of our common stock, Paul Peloso, our then-Chief Medical Officer, purchased an aggregate of 6,000 shares of our common stock, and Mardi Dier, our then-Chief Financial Officer and Chief Business Officer, and her children together purchased an aggregate of 7,306 shares of our common stock. These purchases were at the IPO price of $18.00, for an aggregate purchase price of approximately $1,080,000, $270,000, $900,000, $54,000, $18,468, $90,000, $108,000 and $131,508, respectively, on the same terms as the other purchasers in our IPO.
Indemnification
We indemnify our directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to us. Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provides that we will indemnify our directors and executive officers to the extent not prohibited under Delaware or other applicable law. We have also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as our director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are ACELYRIN, INC. stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, please notify your broker or ACELYRIN, INC. Direct your written request to ACELYRIN, INC., Corporate Secretary, 4149 Liberty Canyon Road, Agoura Hills, California 91301 or contact us at (805) 730-0360. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Mina Kim
Mina Kim
Chief Legal and Administrative Officer and Corporate Secretary
April 22, 2024
A copy of our 2023 Annual Report on Form 10-K is available without charge upon written request to: ACELYRIN Inc., Attn: Corporate Secretary, 4149 Liberty Canyon Road, Agoura Hills, California 91301. Our Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy soliciting material. The Annual Report on Form 10-K is also available online at www.proxyvote.com.

ACELYRIN

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SLRN2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V41914-P07032

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACELYRIN, INC.

The Board of Directors recommends you vote FOR ALL of the following nominees:

	For All	Withhold All	For All Except
1. To elect the three Class I directors named below to hold office until the Company's 2027 annual meeting of stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Alan Colowick, M.D., M.P.H.
02) Patrick Machado, J.D.
03) Beth Seidenberg, M.D.

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V41915-P07032

ACELYRIN, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 7, 2024 9:00 AM PT
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Shao-Lee Lin, M.D., Mina Kim and Gil M. Labrucherie, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve), all of the shares of common stock of ACELYRIN, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific Time on Friday June 7, 2024, virtually at www.virtualshareholdermeeting.com/SLRN2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Please mark, sign, date, and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side